Exhibit 10.3

Execution Version

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, (I) THE LIENS AND SECURITY INTERESTS GRANTED TO THE APPLICABLE SECOND PRIORITY REPRESENTATIVE (AS DEFINED IN THE JUNIOR LIEN INTERCREDITOR AGREEMENT) PURSUANT TO THIS AGREEMENT ARE EXPRESSLY SUBJECT AND SUBORDINATE TO THE LIENS AND SECURITY INTERESTS GRANTED TO EMBLEM-RGF MAIN LLC, AS ADMINISTRATIVE AGENT AND COLLATERAL AGENT UNDER AND PURSUANT TO THE SUPER-PRIORITY LOAN AND SECURITY AGREEMENT, DATED AS OF SEPTEMBER 20, 2024 (AS AMENDED, RESTATED, AMENDED AND RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME), AND THE OTHER SENIOR PRIORITY REPRESENTATIVES (AS DEFINED IN THE JUNIOR LIEN INTERCREDITOR AGREEMENT), IF ANY, FROM THE BORROWER AND THE OTHER “GRANTORS” REFERRED TO THEREIN, IN FAVOR OF SUCH OTHER SENIOR PRIORITY REPRESENTATIVES (AS DEFINED IN THE JUNIOR LIEN INTERCREDITOR AGREEMENT), IF ANY, PURSUANT TO THE BELOW-DEFINED JUNIOR LIEN INTERCREDITOR AGREEMENT, AND (II) THE EXERCISE OF ANY RIGHT OR REMEDY BY THE SECOND PRIORITY REPRESENTATIVE (AS DEFINED IN THE JUNIOR LIEN INTERCREDITOR AGREEMENT) UNDER THE JUNIOR LIEN INTERCREDITOR AGREEMENT ARE SUBJECT TO THE LIMITATIONS AND PROVISIONS OF THAT CERTAIN JUNIOR LIEN INTERCREDITOR AGREEMENT, DATED AS OF SEPTEMBER 20, 2024 (AS AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “JUNIOR LIEN INTERCREDITOR AGREEMENT”) AMONG EMBLEM-RGF MAIN LLC, AS FIRST LIEN COLLATERAL AGENT, PMC FINANCIAL SERVICES GROUP, LLC, AS INITIAL ADDITIONAL SENIOR PRIORITY COLLATERAL AGENT AND PMC FINANCIAL SERVICES GROUP, LLC, AS INITIAL SECOND PRIORITY COLLATERAL AGENT, AND CERTAIN OTHER PERSONS PARTY, OR THAT MAY BECOME PARTY, THERETO FROM TIME TO TIME. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE JUNIOR LIEN INTERCREDITOR AGREEMENT AND THE TERMS OF THIS AGREEMENT GOVERNING THE EXERCISE OF ANY RIGHT OR REMEDY BY THE SECOND PRIORITY REPRESENTATIVE (AS DEFINED IN THE JUNIOR LIEN INTERCREDITOR AGREEMENT), THE TERMS OF THE JUNIOR LIEN INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

THE DEBT OBLIGATIONS GOVERNED BY THIS AGREEMENT HAVE BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. THE ISSUE PRICE, THE AMOUNT OF OID, THE ISSUE DATE AND THE YIELD TO MATURITY OF THESE DEBT OBLIGATIONS MAY BE OBTAINED BY CONTACTING THE BORROWER PURSUANT TO SECTION 9.6 OF THIS AGREEMENT.

PMC Financial Services Group, LLC

Amended and Restated Loan and Security Agreement

Borrower:	Real Good Foods, LLC

Holdings:	The Real Good Food Company, Inc.

Address:	3 Executive Campus, Suite 155
Cherry Hill, New Jersey 080023

Date:	September 20, 2024

WHEREAS, PMC Financial Services Group, LLC (“Lender”) and Real Good Foods, LLC (f.k.a. The Real Good Food Company LLC), a Delaware limited liability company ( “Borrower”) are party to that certain Loan and Security Agreement, dated as of June 30, 2016 (as amended, supplemented, or otherwise modified prior to the Restatement Date, the “Existing Loan Agreement”), pursuant to which Lender made (a) Revolving Loans (as defined in the Existing Loan Agreement) in a principal amount as of the Restatement Date equal to $49,995,514.17 and unpaid interest and expenses in the amount of $1,654,120.87 (the “Existing Revolving Loan”), (b) the COI Equipment Term Loan (as defined in the Existing Loan Agreement) in a principal amount as of the Restatement Date equal to $9,194,249.20 and unpaid interest and expenses in the amount of $137,783.17 (the “Existing COI Equipment Term Loan”) and (c) the Term Loan B (as defined in the Existing Loan Agreement) in a principal amount as of the Restatement Date equal to $96,206,741.20 and unpaid interest and expenses in the amount of $4,336,833.75 (which amount is reflective of treating the accrued but unpaid 9.00% cash pay interest during the period from April 1, 2024 through September 20, 2024 as paid in kind) (the “Existing Term Loan B”).

WHEREAS, the Borrower and Lender desire to amend and restate the Existing Loan Agreement with respect to (a) the Existing Revolving Loans and the Existing COI Equipment Term Loan with that certain Amended and Restated Super-Priority Loan and Security Agreement, dated as of the Restatement Date, by and among the Borrower, the Lender, and the other parties thereto (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Amended and Restated Super-Priority PMC Loan Agreement”) and (b) the Existing Term Loan B with this Agreement, dated as of the Restatement Date, between Borrower and Lender (as amended, supplemented, or otherwise modified, this “Agreement”).

WHEREAS, the Borrower and the Lender desire to convert the Existing Term Loan B into one term loan (the “Loan”).

THIS AGREEMENT is entered into on the above date between Lender, whose address is 3816 E. La Palma Avenue, Anaheim, CA 92807, and the Borrower. The Schedule to this Agreement (the “Schedule”) referred herein shall for all purposes be deemed to be a part of this Agreement, and the same is an integral part of this Agreement. (Definitions of certain terms used in this Agreement are set forth in Section 8 below.)

1. LOAN.

1.1 Loans. Lender hereby converts the Existing Term Loan B into the Loan in the aggregate principal amount equal to $100,543,574.95.

1.2 Interest. The Loan and all other monetary Obligations shall bear interest at the rate shown on the Schedule, except where expressly set forth to the contrary in this Agreement. Accrued interest shall be payable monthly, on the last day of the month, and shall be charged to Borrower’s loan account (and the same shall thereafter bear interest at the same rate as the Loan).

1.3 Fees. Borrower shall pay Lender the fees shown on the Schedule, which are in addition to all interest and other sums payable to Lender and are not refundable.

1.3 Loan Requests(a) . To obtain the Loan, Borrower shall make a request to Lender by facsimile or telephone, such request to provide Lender with at least one Business Day’s notice. Loan requests received after 3:00 PM (California time) will not be considered by Lender until the second Business Day after such request. Lender may rely on any telephone request for the Loan given by a person whom Lender believes is an authorized representative of Borrower, and Borrower will indemnify Lender for any loss Lender suffers as a result of that reliance.

2. SECURITY INTEREST. Subject to the Intercreditor Agreements, to secure the payment and performance of all of the Obligations when due, each of Borrower and Holdings hereby grants to Lender a security interest in all of the following (collectively, the “Collateral”): all right, title and interest of Borrower and Holdings, respectively, in and to all of the following, whether now owned or hereafter arising or acquired and wherever located: all Accounts; all Inventory; all Equipment; all assets constituting Capital Expenditures; all Deposit Accounts (including, without limitation, the Designated Account and all funds maintained therein); all General Intangibles (including without limitation all Intellectual Property); all Investment Property; all Other Property; and any and all claims, rights and interests in any of the above, and all guaranties and security for any of the above, and all substitutions and replacements for, additions, accessions, attachments, accessories, and improvements to, and proceeds (including proceeds of any insurance policies, proceeds of proceeds and claims against third parties) of, any and all of the above, and all Borrower’s books relating to any and all of the above; provided, that in no event shall the “Collateral” include any Excluded Assets; provided, however, that the security interest of Lender shall immediately attach to, and the Collateral shall immediately include, any such asset (or portion thereof) upon such asset (or such portion) ceasing to be an Excluded Asset.

Subject to the Intercreditor Agreements, notwithstanding anything in any Loan Document to the contrary, during an Event of Default, monies to be applied to the Obligations, whether arising from payments by Borrower, realization on the Collateral, setoff or otherwise, shall be allocated as follows:

(i) FIRST, to all costs and expenses owing to Lender in connection with the Loan Documents;

(ii) SECOND, to premium (including without limitation, Applicable Premium) and fees incurred in connection with the Loans;

(iii) THIRD, to accrued and unpaid interest on the Loan;

(iv) FOURTH, to all unpaid principal owing on the Loan; and

(v) FIFTH, to all remaining Obligations.

3. REPRESENTATIONS, WARRANTIES AND COVENANTS OF HOLDINGS AND BORROWER.

In order to induce Lender to enter into this Agreement and to continue to make the Loan, each of Holdings and Borrower represents and warrants to Lender as follows, and each of Holdings and Borrower covenants that the following representations will continue to be true, and that Holdings (as applicable) and Borrower will at all times comply with all of the following covenants, throughout the term of this Agreement and until all Obligations have been paid and performed in full:

3.1 Corporate Existence and Authority. Each of Holdings and Borrower is and will continue to be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Each of Holdings and Borrower is and will continue to be qualified and licensed to do business in all jurisdictions in which any failure to do so would result in a Material Adverse Change. The execution, delivery and performance by Holdings and Borrower of this Agreement, and all other documents contemplated hereby (i) have been duly and validly authorized, (ii) are enforceable against Holdings and Borrower in accordance with their terms (except as enforcement may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors’ rights generally), and (iii) do not violate Holdings’ or Borrower’s articles or certificate of incorporation, or Holdings’ or Borrower’s by-laws, Holdings’ or Borrower’s partnership agreement or operating agreement (as the case may be), or any law or any material agreement or instrument which is binding upon Holdings or Borrower or their applicable property, and (iv) do not constitute grounds for acceleration of any indebtedness or obligation under any agreement or instrument which is binding upon Holdings or Borrower or their applicable property.

3.2 Name; Trade Names and Styles. The name of Holdings and Borrower set forth in the heading to this Agreement is its correct name. Listed in the Perfection Certificate are all prior names of Holdings and Borrower used in the last 5 years and all of Holdings’ and Borrower’s present and prior trade names. Each of Holdings and Borrower shall give Lender 30 days’ prior written notice (or such shorter period as agreed by Lender) before changing its name or doing business under any other name. Each of Holdings and Borrower has complied, and will in the future comply, in all material respects, with all laws relating to the conduct of business under a fictitious business name.

3.3 Place of Business; Location of Collateral. The address set forth in the heading to this Agreement is Borrower’s chief executive office. In addition, each of Holdings and Borrower has places of business and Collateral is located only at the locations set forth in the Perfection Certificate. Each of Holdings and Borrower will give Lender at least 30 days prior written notice (or such shorter period as agreed by Lender) before opening any additional place of business, changing its chief executive office, or moving any of the Collateral to a location other than Borrower’s Address or one of the locations set forth in the Perfection Certificate.

3.4 Title to Collateral; Perfection; Permitted Liens.

(a) Except as set forth on the Perfection Certificate, each of Holdings and Borrower is now, and will at all times in the future be, the sole owner of all the Collateral, except for items of Equipment which are leased to Borrower. The Collateral now is and will remain free and clear of any and all Liens, charges, security interests, encumbrances and adverse claims, except for Permitted Liens. Lender now has, and will continue to have, subject to the Intercreditor Agreements, a perfected and enforceable security interest in all of the Collateral, subject only to Permitted Liens, and Holdings and Borrower will at all times defend Lender and the Collateral against all claims of others.

(b) Each of Holdings and Borrower has set forth in the Perfection Certificate all of Holdings’ and Borrower’s Deposit Accounts, and each of Holdings and Borrower will give Lender five Business Days advance written notice before establishing any new Deposit Accounts and, subject to the Intercreditor Agreements, will cause the institution where any such new Deposit Account is maintained to execute and deliver to Lender a control agreement in form sufficient to perfect Lender’s security interest in the Deposit Account and otherwise satisfactory to Lender in its sole and absolute discretion.

(c) In the event that Holdings or Borrower shall at any time after the date hereof have any commercial tort claims against others, which it is asserting or intends to assert, and in which the potential recovery exceeds $250,000 (as determined by Borrower in good faith), Holdings or Borrower shall promptly notify Lender thereof in writing and provide Lender with such information regarding the same as Lender shall request. Such notification to Lender shall constitute a grant of a security interest in the commercial tort claim and all proceeds thereof to Lender, and Holdings and Borrower shall execute and deliver all such documents and take all such actions as Lender shall request in connection therewith.

(d) None of the Collateral now is or will be affixed to any real property in such a manner, or with such intent, as to become a fixture. Holdings and Borrower are not and will not become a lessee under any real property lease pursuant to which the lessor may obtain any rights in any of the Collateral and no such lease now prohibits, restrains, impairs or will prohibit, restrain or impair Holdings’ and Borrower’s rights to remove any Collateral from the leased premises. Whenever any Collateral is located upon real property in which any third party has an interest, Holdings and Borrower shall, whenever reasonably requested by Lender, cause such third party to execute and deliver to Lender, in form acceptable to Lender, such waivers and subordinations as Lender shall specify.

3.5 Maintenance of Collateral. Each of Holdings and Borrower will maintain the Collateral in good working condition (ordinary wear and tear excepted), and Holdings and Borrower will not use the Collateral for any unlawful purpose. Holdings and Borrower will immediately advise Lender in writing of any material loss or material damage to the Collateral.

3.6 Books and Records. Holdings and Borrower has maintained and will maintain at Borrower’s Address complete and accurate, in all material respects, books and records, comprising an accounting system in accordance with GAAP.

3.7 Financial Condition, Statements and Reports. All financial statements now or in the future delivered to Lender have been, and will be, prepared in conformity with GAAP, and, except as set forth in the Perfection Certificate, now and in the future will fairly present, in all material respects, the results of operations and financial condition of Holdings and Borrower, in accordance with GAAP, at the times and for the periods therein stated. Between the last date covered by any such statement provided to Lender and the date hereof, there has been no Material Adverse Change.

3.8 Tax Returns and Payments; Pension Contributions. Each of Holdings and Borrower has timely filed all required tax returns and reports, and each of Holdings and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions required to be paid by Holdings and Borrower, as applicable. Borrower is unaware of any claims or adjustments proposed for any of Holdings’ or Borrower’s prior tax years which could result in additional taxes becoming due and payable by Holdings or Borrower. Each of Holdings and Borrower has paid all amounts necessary to fund all pension, profit sharing and deferred compensation plans in accordance with their terms, and each of Holdings and Borrower has not withdrawn from participation in or permitted partial or complete termination of any such plan which could reasonably be expected to result in any liability of Holdings or Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

3.9 Compliance with Law. Borrower has complied, and will comply, in all material respects, with all material provisions of all foreign, federal, state and local laws and regulations applicable to Borrower, including, but not limited to, those relating to Borrower’s ownership of real or personal property, the conduct and licensing of Borrower’s business, and all environmental matters.

3.10 Litigation. Except as set forth on the Litigation Annex, there is no material claim, suit, litigation, proceeding or investigation pending or, to the knowledge of Borrower, threatened against or affecting Holdings or Borrower in any court or before any governmental agency (or any basis therefor known to Borrower). Borrower will promptly inform Lender in writing of any material claim, proceeding, litigation or investigation in the future threatened or instituted against Holdings or Borrower (in each case, if known to Borrower).

3.11 Use of Proceeds. All proceeds of the Loan shall be used solely for Borrower’s working capital. Borrower is not purchasing or carrying any “margin stock” (as defined in Regulation G of the Board of Governors of the Federal Reserve System) and no part of the proceeds of the Loan will be used to purchase or carry any “margin stock” or to extend credit to others for the purpose of purchasing or carrying any “margin stock” or for any other purpose in any such case, that would violate or be inconsistent with Regulations U or X.

3.12 Budget and Variance Reports. Each Budget delivered was prepared in good faith based on assumptions believed by the Loan Parties to be reasonable at the time made and upon information believed by the management of the Borrower to have been accurate based upon the information available to the management of the Borrower at the time such Budget was furnished. On and after the delivery of any Variance Report in accordance with this Agreement, such Variance Report shall be complete and correct and fairly represent in all respects the results of operations of the Loan Parties and their Subsidiaries for the period covered thereby and in the detail to be covered thereby.

3.13 Overdue Accounts Payable. Annex B sets forth a complete and correct list of all Outstanding Accounts Payable (including, without limitation the applicable vendor and outstanding balance in respect thereof) known to Borrower on the Restatement Date.

4. PREPAYMENTS OF THE LOAN.

4.1 Voluntary Prepayments.

In each case under this Section 4.1, subject to the Intercreditor Agreements:

Borrower shall have the right at any time and from time to time to prepay the Loan in whole or in part, subject to the concurrent payment of amounts owing pursuant to Section 4.3, in an aggregate principal amount not less than $1,000,000.00 (or, if less, in the amount of the Loan outstanding), by providing an irrevocable written notice to Lender by 3:00 PM (New York time) at least one Business Day in advance of the date of such proposed prepayment; provided that any repayment or prepayment in full of the Loans and other Obligations hereunder shall be subject to the consent of Emblem.

4.2 Mandatory Prepayments.

In each case under this Section 4.2, subject to the Intercreditor Agreements:

(a) Non COI Equipment Asset Sales. No later than the fifth (5th) Business Day following the date of receipt by Borrower of any Net Cash Proceeds in respect of any non-ordinary course Asset Sale (excluding any sales of COI Equipment), Borrower shall apply an amount equal to 100% of such Net Cash Proceeds to the prepayment of the PMC Super-Priority Facility, the Emblem Facility and solely after the occurrence of the Additional Loan Funding Date (as defined in the Emblem Facility), the Loan, on a pro rata basis.

(b) COI Equipment Asset Sales. No later than the fifth (5th) Business Day following the date of receipt by Borrower of any Net Cash Proceeds in respect of any non-ordinary course Asset Sale of COI Equipment, Borrower shall apply an amount equal to 100% of such Net Cash Proceeds to the prepayment of the PMC Super-Priority Facility.

(c) Insurance/Condemnation Proceeds. No later than the fifth (5th) Business Day following the date of receipt by Borrower of any Net Cash Proceeds of the type described in clause (b) of the definition thereof in excess of $100,000, Borrower shall apply an amount equal to 100% of such Net Cash Proceeds to the prepayment of the PMC Super-Priority Facility, the Emblem Facility and solely after the occurrence of the Additional Loan Funding Date (as defined in the Emblem Facility), the Loan, on a pro rata basis.

(d) Non-Permitted Debt. On the date of receipt by Borrower of any Net Cash Proceeds from the issuance or incurrence of any Indebtedness of Borrower (other than with respect to any Permitted Indebtedness), Borrower shall apply an amount equal to 100% of such Net Cash Proceeds to the prepayment of the PMC Super-Priority Facility, the Emblem Facility and solely after the occurrence of the Additional Loan Funding Date (as defined in the Emblem Facility), the Loan, on a pro rata basis.

4.3 Applicable Premium. If any Applicable Premium Event occurs, then Borrower shall pay to Lender, the Applicable Premium. In any such case, the Applicable Premium shall constitute part of the Obligations payable by Borrower (and guaranteed by the Guarantors) in respect of the Loan, which Obligations are guaranteed by the Guarantors and secured by the Collateral, and constitutes liquidated damages, not unmatured interest or a penalty, as the actual amount of damages to Lender as a result of the relevant Applicable Premium Event would be impracticable and extremely difficult to ascertain. The Applicable Premium is provided by mutual agreement of Borrower and the Guarantors and Lender as a reasonable estimation and calculation of such actual lost profits and other actual damages of Lender. Without limiting the generality of the foregoing, it is understood and agreed that upon the occurrence of any Applicable Premium Event, the Applicable Premium shall be automatically and immediately due and payable and shall constitute part of the Obligations payable by Borrower (and guaranteed by the Guarantors) in respect of the Loan which Obligations are secured by the Collateral. The Applicable Premium shall also be automatically and immediately due and payable if the Obligations are satisfied, released or discharged by foreclosure (whether by power of judicial proceeding or otherwise), deed in lieu of foreclosure or by any other means. BORROWER, FOR ITSELF AND ON BEHALF OF THE GUARANTORS, HEREBY EXPRESSLY WAIVES (TO THE FULLEST EXTENT THEY MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR OTHER LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING APPLICABLE PREMIUM IN CONNECTION WITH ANY SUCH EVENTS, ANY RESCISSION OF SUCH ACCELERATION OR THE COMMENCEMENT OF ANY BANKRUPTCY OR INSOLVENCY EVENT. Borrower, for itself and on behalf of the Guarantors, expressly agrees (to the fullest extent it and they may lawfully do so) that with respect to the Applicable Premium payable under the terms of this Agreement: (i) the Applicable Premium is reasonable and is the product of an arm’s length transaction between sophisticated business parties, ably represented by counsel; (ii) the Applicable Premium shall be payable notwithstanding the then-prevailing market rates at the time payment is made; (iii) there has been a course of conduct between Lender and Borrower and the Guarantors giving specific consideration in this transaction for such agreement to pay the Applicable Premium; and (iv) Borrower and the Guarantors shall be estopped hereafter from claiming differently than as agreed to in this paragraph. Borrower, for itself and on behalf of and the Guarantors, expressly acknowledges that their agreement to pay the Applicable Premium as herein described is a material inducement to Lender’s agreement to enter into this Agreement and to extend the Loan to Borrower.

5. ADDITIONAL DUTIES OF BORROWER.

5.1 Financial and Other Covenants. Borrower shall at all times comply with the financial and other covenants set forth in the Schedule.

5.2 Insurance. Borrower shall, at all times insure all of the tangible personal property Collateral and carry such other business insurance, with insurers reasonably acceptable to Lender, in such form and amounts as Lender may require in its sole and absolute discretion, and Borrower shall provide evidence of such insurance to Lender. All such insurance policies shall name Lender as loss or co-loss payee, and shall contain a lenders loss payee endorsement in form reasonably acceptable to Lender. If Borrower fails to provide or pay for any insurance, Lender may, but is not obligated to, obtain the same at Borrower’s expense. Borrower shall promptly deliver to Lender copies of all material reports made to insurance companies.

5.3 Reports. Borrower, at its expense, shall provide Lender with the written reports set forth in the Schedule, and such other written reports with respect to Borrower as Lender shall from time to time specify in its sole and absolute discretion.

5.4 Access to Collateral, Books and Records. At reasonable times, and on two (2) Business Days’ notice, Lender, or its agents, shall have the right to inspect the Collateral, and the right to audit and copy Borrower’s books and records. Such inspections or audits shall be conducted no more often than four times during each calendar year, but nothing herein restricts Lender’s right to conduct such audits more frequently if an Event of Default has occurred and is continuing. The foregoing inspections and audits shall be at Borrower’s expense and the charge therefor shall be $900 per person per day (or such higher amount as shall represent Lender’s then current standard charge for the same), plus reasonable out-of-pocket expenses.

5.5 Negative Covenants. Except as may be permitted in the Schedule, Borrower shall not, without Lender’s prior written consent (in its sole and absolute discretion), do any of the following:

(a) merge or consolidate with another corporation or entity unless Borrower is the surviving entity and the security interest of Lender in the Collateral is unimpaired;

(b) acquire any assets except (i) assets acquired in the ordinary course of business and (ii) other asset acquisitions (including without limitation, any assets constituting Capital Expenditures) so long as the purchase consideration for all such assets in the aggregate does not at any time exceed $250,000;

(c) enter into any transaction with any of its Affiliates (other than Holdings and its Subsidiaries or any Person that becomes a Subsidiary as a result of such transaction) in a transaction (or series of related transactions) involving aggregate consideration in excess of $250,000, unless such transaction is upon terms that are not materially favorable to Borrower than would be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate;

(d) sell or transfer any Collateral, except for Permitted Dispositions;

(e) store any Inventory or other Collateral with any warehouseman or other third party unless approved by Lender;

(f) make any loans of any money or other assets or make any other Investments, other than Permitted Investments;

(g) (x) create, incur, assume or permit to be outstanding any Indebtedness other than Permitted Indebtedness, (y) create incur, assume or permit to be outstanding any operating leases or finance leases or amend, restate, amend and restate or otherwise modify any existing operating leases or financing leases (including without limitation, the master lease agreements with Lender as in effect on the Restatement Date) and (z) guarantee or otherwise become liable with respect to the obligations of another Person, provided, that the aggregate amount of all such Permitted Indebtedness (other than clauses (a) and (b) of the definition thereof), operating leases, financing leases, obligations, guarantees and liabilities shall not at any time exceed $1,000,000;

(h) [reserved];

(i) create, incur, assume or permit to be outstanding any Liens other than Permitted Liens;

(j) pay or declare any dividends on, or distributions or tax distributions with respect to Borrower’s equity interests, or make any other distributions, directly or indirectly, with respect to any equity interest in Borrower;

(k) redeem, retire, purchase or otherwise acquire, directly or indirectly, any of Borrower’s stock or other equity securities, other than, (i) as required by the 2024 Exchange Agreement, (ii) as required by the 2021 Exchange Agreement or (iii) at any time on or after the Additional Loans Funding Date, and subject to the sole and absolute discretion of Lender, the Specified Use;

(l) engage, directly or indirectly, in any business other than the businesses currently engaged in by Borrower and any complementary, ancillary, incidental, corollary or synergistic businesses and any reasonable extensions thereof;

(m) dissolve or elect to dissolve;

(n) enter into, amend, restate, amend and restate or otherwise modify any procurement or vendor contract (x) with a term longer than one (1) month and/or (y) (i) with contract consideration in excess of $2,000,000 for chicken purchases and (ii) with contract consideration in excess of $250,000 for all other goods and services;

(o) enter into any new co-manufacturing contract or amend, restate, amend and restate or otherwise modify any co-manufacturing contract whether existing on the Restatement Date or entered into thereafter;

(p) amend, restate, amend and restate or otherwise modify any third-party labor contract whether existing on the Restatement Date or entered into thereafter;

(q) amend, restate, amend and restate or otherwise modify, or take any action or allow to be taken any action that would reasonably be expected to constitute or cause there to be a “Change of Control” under the Tax Receivables Agreement as in effect on the Restatement Date;

(r) make, change or rescind any material tax election, change any tax accounting method, take any more than ministerial act with respect to (i) the computation of the tax “capital accounts” of the Borrower, (ii) allocations of items of Borrower income, gain, expense or loss for tax “capital account” purposes or for tax purposes, (iii) the allocation of liabilities of the partnership under Section 752, or (iv) the tax reporting or tax positions of the Borrower, or change the Borrower’s independent accounting firm or amend, terminate or modify the retention arrangement with such firm;

(s) amend, restate, amend and restate or otherwise modify the Emblem Facility or any Loan Document (as defined in the Emblem Facility), in either case, in violation of the Intercreditor Agreements;

(t) enter into, amend, restate, amend and restate or otherwise modify any Specified Agreement without the prior written approval of Lender;

(u) agree to or make the Specified Payments; or

(v) make any payments or expenditures that are not in compliance with the Approved Budget (subject to Permitted Variances); or

(w) form, incorporate or acquire any Subsidiary after the Restatement Date unless such Subsidiary (x) becomes a Guarantor by executing and delivering a supplement to the Guarantee Agreement and (y) grants to Lender a perfected, security interest (subject to Permitted Liens) in all of its assets (other than Excluded Assets) by executing and delivering such security documentation requested by Lender, in each case, in form and substance reasonably acceptable to Lender and within thirty (30) days (or such longer period as Lender may agree) after the formation, incorporation or acquisition of such Subsidiary.

5.6 Litigation Cooperation. Should any third-party suit or proceeding be instituted by or against Lender with respect to any Collateral or relating to Holdings or Borrower, each of Holdings and Borrower shall, without expense to Lender, make available Holdings, Borrower and their respective officers, employees and agents and Holdings’ and Borrower’s respective books and records, to the extent that Lender may deem them reasonably necessary in order to prosecute or defend any such suit or proceeding.

5.7 Notification of Changes. Borrower will promptly, after becoming aware thereof, notify Lender in writing of (i) (x) any Default or Event of Default, (y) any “Default” or “Event of Default” under the Emblem Facility and the Amended and Restated Super-Priority PMC Loan Agreement (in each case, as such terms are defined therein) (unless also constituting a Default or Event of Default hereunder) and (z) any “Default” or “Event of Default” shall have occurred and be continuing under any agreement of the Borrower evidencing Indebtedness for borrowed money (in each case, as such terms are defined in, or such similar terms used in, the applicable definitive documentation for such Indebtedness), and in each case, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto and (ii) any Material Adverse Change.

5.8 Further Assurances. Each of Holdings and Borrower agrees, at its expense, on request by Lender, to execute all documents and take all actions, as Lender, may, in its sole and absolute discretion, deem necessary or useful in order to perfect and maintain Lender’s perfected security interest in the Collateral (subject only to Permitted Liens and the Intercreditor Agreements), and in order to fully consummate the transactions contemplated by this Agreement.

5.9 Right to Appoint Observer. Holdings agrees that: (a) the Lender shall have the option and right to appoint one (1) representative (the “Observer”) to attend all meetings of the Board or any committee thereof in a non-voting, non-participating observer capacity; (b) any Observer appointed pursuant to this Section 5.9 may observe discussions of all matters brought to the Board or any committee thereof for consideration, but in no event shall the Observer (i) be deemed to be member of the Board or any committee thereof, (ii) have or be deemed to have, or otherwise be subject to, any duties (fiduciary or otherwise) to Holdings, the Borrower or any other Guarantors or their respective Affiliates or investors, or (iii) have the right to participate in any discussions, vote on, propose or offer any motions or resolutions to the Board or any committee thereof, or in any manner give instructions or directions to the Board, any committee thereof or any member thereof or determine Holdings’, the Borrower’s or any of the other Guarantors’ policies or business decisions; (c) Holdings shall provide to the Observer copies of any notices, minutes and consents, including draft versions, proposed written consents and exhibits and annexes to any such materials, in each case, to the extent provided to the Board members in their capacity as such (collectively, “Board Materials”), at substantially the same time and in the same manner as such information is delivered to the members of the Board; (d) the presence of the Observer shall not be taken into account or required for purposes of establishing a quorum; and (e) Holdings shall reimburse Lender for reasonable out of pocket expenses of the Observer (including, without limitation, expenses relating to attending board meetings or other events pertaining to the Borrower that such Observer attends); provided, however, that Holdings may withhold information and exclude the Observer from any meeting or portion thereof if the Board determines in good faith and upon the advice of counsel that such exclusion is necessary to preserve the attorney-client privilege or to avoid a conflict of interest. Holdings shall indemnify and provide for the advancement of expenses to the Observer to the same extent provided by Holdings to its directors. Holdings acknowledges and agrees that the foregoing rights to indemnification and advancement of expenses constitute third-party rights extended to the Observer by Holdings and do not constitute rights to indemnification or advancement as a result of the Observer serving as a director, officer, employee or agent of Holdings or its Affiliates.

6. REPAYMENT OF THE LOAN.

6.1 [Reserved.]

6.2 Maturity. To the extent not previously paid, all outstanding principal, together with all accrued and unpaid interest, fees, premium (including, without limitation, the Applicable Premium (if any)) and other Obligations, shall be due and payable in full on the Maturity Date.

7. EVENTS OF DEFAULT AND REMEDIES.

7.1 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement:

(a) any warranty, representation, statement, report or certificate made or delivered to Lender by Holdings, Borrower or any of their respective officers, employees or agents, now or in the future, shall be untrue or misleading in a material respect when made or deemed to be made; or

(b) Borrower shall fail to pay (i) when due, any principal of any Loan or any Applicable Premium or (ii) within five (5) Business Days after the date due, any interest on any Loan or any fees, premium or other amount due hereunder; or

(c) there occurs a Budget Event; or

(d) (i) default shall be made in the due observance or performance by Holdings (as applicable) or Borrower of any covenant, condition or agreement contained in Section 5.1, Section 5.5, any of the Financial Covenants set forth in the Schedule or Section 5 of the Schedule, (ii) default shall be made in the due observance or performance by Borrower of any covenant, condition or agreement contained in Section 6(a) of the Schedule and such default shall have continued unremedied for ten (10) Business Days or (iii) default shall be made in the due observance or performance by Borrower of any covenant, condition or agreement contained in Section 8(e) of the Schedule and such default shall have continued unremedied for fifteen (15) days; or

(e) default shall be made in the due observance or performance by Holdings or Borrower of any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (d) of this Section 7.1) and such default shall have continued unremedied for fifteen (15) days; or

(f) any levy, assessment, attachment, seizure, Lien or encumbrance (other than a Permitted Lien) is made on all or any part of the Collateral which is not cured within 10 days after the occurrence of the same; or

(g) any event or condition occurs that (i) results in any Material Indebtedness becoming due prior to its scheduled maturity or (ii) enables or permits (with all applicable grace periods having expired) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (f) shall not apply to any secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; or

(h) any event or condition occurs that (i) results in the Emblem Facility becoming due prior to its scheduled maturity or (ii) enables or permits (with all applicable grace periods having expired and that is not otherwise waived by Emblem) the holder or holders of any the Emblem Facility or any trustee or agent on its or their behalf to cause the Emblem Facility to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; or

(i) the Specified Event of Default occurs; or

(j) dissolution, termination of existence, insolvency or business failure of Borrower or any Guarantor; or appointment of a receiver, trustee or custodian, for all or any part of the property of, assignment for the benefit of creditors by, or the commencement of any proceeding by Borrower or any Guarantor under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect; or

(k) the commencement of any proceeding against Borrower or any Guarantor under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect, which is not cured by the dismissal thereof within 30 days after the date commenced; or

(l) revocation or termination of, or denial of liability upon, any guaranty of the Obligations or any attempt to do any of the foregoing; or

(m) revocation or termination of, or denial of liability upon, any pledge of any certificate of deposit, securities or other property or asset of any kind pledged to secure any or all of the Obligations, or any attempt to do any of the foregoing; or

(n) Borrower makes any payment on account of any indebtedness or obligation, excluding trade payables and other ordinary course purchases, which has been subordinated to the Obligations other than as permitted in the applicable subordination agreement, or if any Person who has subordinated such indebtedness or obligations terminates or in any way limits such subordination agreement; or

(o) the occurrence of a Change of Control; or

(p) there shall be a change in the President, Chief Executive Officer, or Chief Financial Officer, and such person is not replaced with another person acceptable to Lender in its good faith business judgment within 30 days thereafter; or

(q) Holdings or Borrower shall generally not pay its debts as they become due, or Holdings or Borrower shall conceal, remove or transfer any part of its property, with intent to hinder, delay or defraud its creditors, or make or suffer any transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law.

Notwithstanding anything to the contrary contained in this Section 7.1, once an Event of Default has occurred, it shall be deemed continuing regardless if later remedied or cured (unless Lender waives such Event of Default in its sole and absolute discretion).

7.2 Remedies. Upon the occurrence and during the continuance of any Event of Default, Lender, at its option, and without notice or demand of any kind (all of which are hereby expressly waived by Holdings and the Borrower), may do any one or more of the following, in each case, subject to the Intercreditor Agreements:

(a) cease making the Loan or otherwise extending credit to Borrower under this Agreement or any other Loan Document;

(b) accelerate and declare all or any part of the Obligations to be immediately due, payable, and performable, notwithstanding any deferred or installment payments allowed by any instrument or agreement evidencing or relating to any Obligation;

(c) subject to applicable laws, take possession of any or all of the Collateral wherever it may be found, and for that purpose each of Holdings and Borrower hereby authorizes Lender without judicial process to enter onto any of Holdings’ or the Borrower’s premises without interference to search for, take possession of, keep, store, or remove any of the Collateral, and remain on the premises or cause a custodian to remain on the premises in exclusive control thereof, without charge for so long as Lender deems it necessary, in its sole and absolute discretion, in order to complete the enforcement of its rights under this Agreement or any other agreement; provided, however, that should Lender seek to take possession of any of the Collateral by court process, each of Holdings and Borrower hereby irrevocably waives: (i) any bond and any surety or security relating thereto required by any statute, court rule or otherwise as an incident to such possession; (ii) any demand for possession prior to the commencement of any suit or action to recover possession thereof; and (iii) any requirement that Lender retain possession of, and not dispose of, any such Collateral until after trial or final judgment;

(d) require Holdings and Borrower to assemble any or all of the Collateral and make it available to Lender at places designated by Lender which are reasonably convenient to Lender and Holdings or Borrower, as applicable, and to remove the Collateral to such locations as Lender may deem advisable;

(e) complete the processing, manufacturing or repair of any Collateral prior to a disposition thereof and, for such purpose and for the purpose of removal, Lender shall have the right to use Holdings’ and Borrower’s premises, vehicles, hoists, lifts, cranes, and other Equipment and all other property without charge;

(f) sell, lease or otherwise dispose of any of the Collateral, in its condition at the time Lender obtains possession of it or after further manufacturing, processing or repair, at one or more public and/or private sales, in lots or in bulk, for cash, exchange or other property, or on credit, and to adjourn any such sale from time to time without notice other than oral announcement at the time scheduled for sale. Lender shall have the right to conduct such disposition on Holdings’ and Borrower’s premises without charge, for such time or times as Lender deems reasonable, or on Lender’s premises, or elsewhere and the Collateral need not be located at the place of disposition. Lender may directly or through any affiliated company purchase or lease any Collateral at any such public disposition, and if permissible under applicable law, at any private disposition. Any sale or other disposition of Collateral shall not relieve Holdings or Borrower of any liability Holding or Borrower may have if any Collateral is defective as to title or physical condition or otherwise at the time of sale;

(g) demand payment of, and collect any Accounts and General Intangibles comprising Collateral and, in connection therewith, each of Holdings and Borrower irrevocably authorizes Lender to endorse or sign Holdings’ or Borrower’s (as applicable) name on all collections, receipts, instruments and other documents, to take possession of and open mail addressed to Holdings or Borrower (as applicable) and remove therefrom payments made with respect to any item of the Collateral or proceeds thereof, and, in Lender’s sole and absolute discretion, to grant extensions of time to pay, compromise claims and settle Accounts and the like for less than face value; and

(h) demand and receive possession of any of Holdings’ and Borrower’s federal and state income tax returns and the books and records utilized in the preparation thereof or referring thereto.

All reasonable attorneys’ fees, expenses, costs, liabilities and obligations incurred by Lender with respect to the foregoing shall be added to and become part of the Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations. Without limiting any of Lender’s rights and remedies, from and after the occurrence and during the continuance of any Event of Default, the Obligations shall automatically bear interest at the Default Rate.

7.3 Standards for Determining Commercial Reasonableness. Each of Holdings, Borrower and Lender agree that a sale or other disposition (collectively, “sale”) of any Collateral which complies with the following standards will conclusively be deemed to be commercially reasonable:

(a) notice of the sale is given to Holdings or Borrower at least ten days prior to the sale, and, in the case of a public sale, notice of the sale is published at least five days before the sale in a newspaper of general circulation in the county where the sale is to be conducted;

(b) notice of the sale describes the collateral in general, non-specific terms;

(c) the sale is conducted at a place designated by Lender, with or without the Collateral being present;

(d) the sale commences at any time between 8:00 a.m. and 6:00 p.m. (local time);

(e) payment of the purchase price in cash or by cashier’s check or wire transfer, or by deferred payment obligation acceptable to Lender in its discretion, is required;

(f) with respect to any sale of any of the Collateral, Lender may (but is not obligated to) direct any prospective purchaser to ascertain directly from Borrower or Holdings (as applicable) any and all information concerning the same.

Lender shall be free to employ other methods of noticing and selling the Collateral, in its discretion, if they are commercially reasonable.

7.4 Power of Attorney. Upon the occurrence and during the continuance of any Event of Default, without limiting Lender’s other rights and remedies, each of Holdings and Borrower grants to Lender an irrevocable power of attorney coupled with an interest, authorizing and permitting Lender (acting through any of its employees, attorneys or agents) at any time, at its option, but without obligation, with or without notice to Holdings or Borrower, and at Borrower’s expense, to do any or all of the following, in Holdings’ and Borrower’s name (as applicable) or otherwise, but Lender agrees that if it exercises any right hereunder, it will do so in good faith and in a commercially reasonable manner:

(a) execute on behalf of Holdings and Borrower any documents that Lender may, in its sole and absolute discretion, deem advisable in order to perfect and maintain Lender’s security interest in the Collateral, or in order to exercise a right of Holdings, Borrower or Lender, or in order to fully consummate all the transactions contemplated under this Agreement, and all other Loan Documents;

(b) execute on behalf of Holdings or Borrower (as applicable), any invoices relating to any Account, any draft against any Account Debtor and any notice to any Account Debtor, any proof of claim in bankruptcy, any Notice of Lien, claim of mechanic’s, materialman’s or other Lien, or assignment or satisfaction of mechanic’s, materialman’s or other Lien;

(c) take control in any manner of any cash or non-cash items of payment or proceeds of Collateral; endorse the name of Holdings or Borrower (as applicable) upon any instruments, or documents, evidence of payment or Collateral that may come into Lender’s possession;

(d) endorse all checks and other forms of remittances received by Lender;

(e) pay, contest or settle any Lien, charge, encumbrance, security interest and adverse claim in or to any of the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same;

(f) grant extensions of time to pay, compromise claims and settle Accounts and General Intangibles for less than face value and execute all releases and other documents in connection therewith;

(g) pay any sums required on account of Holdings’ and Borrower’s taxes or to secure the release of any Liens therefor, or both;

(h) settle and adjust, and give releases of, any insurance claim that relates to any of the Collateral and obtain payment therefor;

(i) instruct any third party having custody or control of any books or records belonging to, or relating to, Holdings or Borrower (as applicable) to give Lender the same rights of access and other rights with respect thereto as Lender has under this Agreement; and

(j) take any action or pay any sum required of Holdings or Borrower (as applicable) pursuant to this Agreement and any other Loan Documents.

Any and all reasonable sums paid and any and all reasonable costs, expenses, liabilities, obligations and attorneys’ fees incurred by Lender with respect to the foregoing shall be added to and become part of the Obligations, shall be payable on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations. In no event shall Lender’s rights under the foregoing power of attorney or any of Lender’s other rights under this Agreement be deemed to indicate that Lender is in control of the business, management or properties of Borrower or Holdings (as applicable).

7.5 Application of Proceeds. Subject to the Intercreditor Agreements, and except as otherwise expressly set forth in this Agreement, all proceeds realized as the result of any sale of the Collateral shall be applied by Lender to the Obligations, in such order as Lender shall determine in its sole and absolute discretion. Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Lender for any deficiency. Subject to the Intercreditor Agreements, if, Lender, in its sole and absolute discretion, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Lender shall have the option, exercisable at any time, in its sole and absolute discretion, of either reducing the Obligations by the principal amount of purchase price or deferring the reduction of the Obligations until the actual receipt by Lender of the cash therefor.

7.6 Remedies Cumulative. In addition to the rights and remedies set forth in this Agreement, Lender shall have all the other rights and remedies accorded a secured party under the Uniform Commercial Code and under all other applicable laws, and under any other instrument or agreement now or in the future entered into between Lender, Holdings and/or Borrower, and all of such rights and remedies are cumulative and none is exclusive. Exercise or partial exercise by Lender of one or more of its rights or remedies shall not be deemed an election, nor bar Lender from subsequent exercise or partial exercise of any other rights or remedies. The failure or delay of Lender to exercise any rights or remedies shall not operate as a waiver thereof, but all rights and remedies shall continue in full force and effect until all of the Obligations have been fully paid and performed.

8. DEFINITIONS. As used in this Agreement, the following terms have the following meanings:

“1L/1L Intercreditor Agreement” means that certain Pari Passu Intercreditor Agreement, dated as of the Restatement Date (as amended, restated, amended and restated, supplemented or otherwise modified from time to time as permitted thereunder) among Emblem and Lender, as lender under the Amended and Restated Super-Priority PMC Loan Agreement, Borrower and the Guarantors and the other parties from time to time party thereto.

“Junior Lien Intercreditor Agreement” has the meaning set forth in the legend hereto.

“2024 Exchange Agreement” means the Exchange Agreement, dated as of the Restatement Date, by and among Holdings, Borrower, Emblem and Lender.

“Account Control Agreement” means an agreement in form and substance satisfactory to Lender that provides for Lender to have “control” (as defined in Section 9-104 of the Uniform Commercial Code or Section 8-106 of the Uniform Commercial Code).

“Account Debtor” means the obligor on an Account.

“Accounts” means all present and future “accounts” as defined in the Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all accounts receivable and other sums owing to Borrower.

“Adjusted EBITDA” means, for any period, with respect to Holdings and its Subsidiaries on a consolidated basis, the Net Income for such period, plus

(i) without duplication and solely to the extent already deducted in arriving at Net Income, the sum of the following amounts for such period:

(a) consolidated interest expense,

(b) provisions for taxes based on income, profits or capital,

(c) total depreciation and depletion expense,

(d) total amortization expense,

(e) costs, fees and expenses incurred in connection with the Transactions;

(f) all extraordinary losses and unusual or non-recurring charges and expenses and restructuring costs (in each case, not associated with the Transactions); provided that all amounts which are added back to increase Adjusted EBITDA pursuant to this sub-clause (f) shall not be greater than 15.0% of Adjusted EBITDA for any applicable period; provided further that all reasonable and documented fees and out-of-pocket expenses of the institutions and consultants set forth on Annex E added back pursuant to this clause (f) shall not be subject to the foregoing 15.0% cap;

(g) other non-cash charges that occurred in such period that reduce Net Income in such period (excluding (I) charges that occurred in a prior or other period, (II) inventory write downs or write offs for materials or goods sold or for accounts receivable in such period and (III) the difference between cash rent and straight-line rent);

(h) stock option, restricted or performance stock unit and other equity-based compensation expenses, to the extent the same was deducted (and not added back) in calculating Net Income; minus

(ii) without duplication, and solely to the extent included in arriving at Net Income in such period: all extraordinary gains and non-recurring gains increasing Net Income for such period (including any such non-cash gain to the extent it represents the reversal of an accrual or reserve for potential cash gain in any prior period) and any recognized income from the cancelation of accounts payable or other liabilities included in Net Income, subject to the Specified Deductions.

“Affiliate” means, with respect to any Person, a relative, partner, shareholder, director, officer, or employee of such Person, or any parent or subsidiary of such Person, or any Person controlling, controlled by or under common control with such Person.

“Agreement” has the meaning set forth in the Preamble hereto.

“Amended and Restated Super-Priority PMC Loan Agreement” has the meaning set forth in the Preamble hereto.

“Applicable Premium” shall mean as of the date of the occurrence of an Applicable Premium Event (as calculated by Lender) the premium required for Lender to realize a MOIC of at least 2.00x on the Loan outstanding on the Restatement Date. For purposes of this definition, “MOIC” shall mean the multiple on invested capital realized by Lender in respect of its Loan calculated, in respect of any Loan repaid, prepaid or accelerated as of a date certain, as the principal amount of Loan repaid, prepaid or accelerated on such date plus all interest paid in cash on such Loans from the date of initial funding thereof through such repayment, prepayment or acceleration date (exclusive, for the avoidance of doubt, of any default interest, interest paid in kind, fees (including original issue discount and/or upfront fees), expense reimbursements and indemnity payments and any return on Class B Common Stock and Class C Units, or any Class A Units exercisable therefor) divided by the initial principal amount of the Loans so repaid, prepaid or accelerated as of such date (calculated exclusive of any original issue discount and/or upfront fees); provided that in no event shall (i) the MOIC be negative or (ii) Lender be required to make any payment to Borrower in connection with the MOIC.

“Applicable Premium Event” means (a) any voluntary prepayment of all, or any part, of the principal amount of the Loan and any mandatory prepayment of the Loan, in each case, after the commencement of any proceeding with respect to any Loan Party under any Debtor Relief Law; (b) the acceleration of the Loan as a result of the commencement of a proceeding under any Debtor Relief Law; (c) the satisfaction, release, payment, redemption, restructuring, reorganization, replacement, reinstatement, defeasance or compromise of any of the Loan in any proceeding under any Debtor Relief Law, foreclosure (whether by power of judicial proceeding or otherwise) or deed in lieu of foreclosure or the making of a distribution of any kind in any proceeding under any Debtor Relief Law to Lender (whether directly or indirectly), in full or partial satisfaction of the Loan; (d) the substantial consummation of any plan of reorganization with respect to any Loan Party under any Debtor Relief Law; and (e) the termination of any proceeding with respect to any Loan Party under any Debtor Relief Law.

If an Applicable Premium Event occurs under clause (b), (c) or (e) above, the entire outstanding principal amount of the Loan shall be deemed to be subject to the Applicable Premium Event on the date on which such Applicable Premium Event occurs.

“Approved Budget” has the meaning set forth in Section 6(iii) of the Schedule.

“Asset Sales” means any sale, lease, outbound Intellectual Property license, outbound Intellectual Property sublicense, transfer or other disposition by Borrower to any Person (including by way of redemption by such Person) of any asset (including, without limitation, any capital stock or other securities of, or equity interests in, another Person).

“Available Cash” means all cash held in Deposit Accounts of the Borrower subject to an Account Control Agreement in favor of Lender, or, subject to the Intercreditor Agreements, Emblem, net of Overdue Accounts Payable and all other outstanding liabilities of Borrower. For the avoidance of doubt, Available Cash shall not include unused availability under the Amended and Restated PMC Super Priority Facility or any other revolving credit facility.

“Average Monthly Cash” means for any calendar month ending after the Restatement Date (commencing with the calendar month ending September 30, 2024), the amount equal to the quotient of (i) the sum of Available Cash as calculated for each calendar day during such calendar month divided by (ii) the number of calendar days occurring during such calendar month.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership of Borrower as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. §1010.230.

“Board” means the board of directors (or equivalent governing body) of Holdings.

“Board Materials” has the meaning specified in Section 5.9.

“Borrower” has the meaning set forth in the Preamble hereto.

“Borrower’s Address” has the meaning specified in Section 9.4.

“Borrowing Notice” has the meaning set forth in Section 1.4(a).

“Budget” means the 13-week statement of Borrower’s anticipated cash receipts and cash disbursements (including, without limitation, cash outflows pursuant to the Overdue Accounts Payable Schedule) for the 13 weeks ending after the Restatement Date (commencing Friday, October 4, 2024 (for the 13-week period commencing Sunday, October 6, 2024)), as set forth on a weekly basis, as may be updated from time to time by an Approved Updated Budget.

“Budget Event” means (i) the actual amount of aggregate operating disbursements (excluding cash outflows pursuant to the Overdue Accounts Payable Schedule) during any Budget Testing Period exceeding the projected aggregate operating disbursements (excluding cash outflows pursuant to the Overdue Accounts Payable Schedule) in the Budget for such Budget Testing Period by more than a Permitted Variance and/or (ii) the actual amount of aggregate operating receipts during any Budget Testing Period being less than the projected aggregate operating receipts in the Budget for such Budget Testing Period by more than a Permitted Variance..

“Budget Testing Date” means, with respect to the Budget, each Wednesday of each calendar week occurring after the Restatement Date (commencing on October 16, 2024 and each Wednesday thereafter.

“Budget Testing Period” means, the week period ending immediately prior to the Budget Testing Date (i.e., Sunday to Saturday).

“Business Day” means for all purposes any day except Saturday, Sunday and any day which shall be in New York City a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close.

“Capital Expenditures” means all expenditures made and liabilities incurred for the acquisition of any fixed asset or improvement, replacement, substitution or addition thereto which has a useful life of more than one year and including, without limitation, those arising in connection with any lease of property by Borrower that, in accordance with GAAP, should be capitalized for financial reporting purposes and reflected as a liability on the balance sheet of Borrower.

“Capitalized Lease Obligations” means, with respect to any Person, all rental obligations of such Person which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with GAAP.

“Change of Control” means the occurrence of any of the following after the Restatement Date:

(x) there shall be a change in the record or beneficial ownership of an aggregate of more than 20% of the outstanding shares of stock of, or equity ownership interest in, Holdings, in one or more transactions, compared to the ownership of the same in effect on the date hereof, without the prior written consent of the Lenders (excluding any change in ownership from (i) the issuance of Class B Common Stock and/or Class C Units to Lender or Emblem representing up to 49.99% of the greater of (x) the equity ownership interests in the Borrower and the voting power in Holdings as of the date hereof and (y) the equity ownership interests in Borrower and voting power in Holdings as of the Additional Loans Funding Date to Emblem and up to 25% of the equity ownership interests in Borrower and voting power in Holdings to the Lenders, (ii) the exchange of Class B Common Stock and/or Class C Units pursuant to the 2024 Exchange Agreement or (iii) any acquisition of shares of stock or equity interests in Holdings or Borrower by Lender or Emblem or any of their respective Affiliates) or

(y) Holdings ceases to own, directly, beneficially, 100.0% of the issued and outstanding Class A equity interests of Borrower.

“Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of Holdings.

“Class C Unit” means a Class C Unit of Borrower.

“COI Equipment” means assets currently stored at 1820 Yeager Ave, LaVerne CA 91750 as set forth on Annex H.

“Collateral” has the meaning set forth in Section 2 above.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event which with notice or passage of time or both, would constitute an Event of Default.

“Default Rate” has the meaning set forth in the Schedule.

“Deposit Accounts” means all present and future “deposit accounts” as defined in the Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all general and special bank accounts, demand accounts, checking accounts, savings accounts and certificates of deposit.

“Designated Account” has the meaning set assigned to such term in the Emblem Facility.

“Dollars” or “$” shall mean lawful money of the United States.

“Emblem” or “Emblem Lenders” means, collectively, Emblem-RGF Main LLC, Emblem-RGF Executive LLC and Emblem-RGF Blocker Inc. (and their successors and permitted assigns).

“Emblem Facility” means the credit facility provided to the Borrower pursuant to the Emblem Loan Agreement.

“Emblem Loan Agreement” means that certain Super-Priority Loan and Security Agreement, dated as of the Restatement Date, by and among Holdings, Borrower, Emblem-RGF Main LLC, as administrative agent and collateral agent and the Emblem Lenders from time to time party thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms of the Intercreditor Agreements.

“Equipment” means all present and future “equipment” as defined in the Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“Event of Default” has the meaning set forth in Section 7.1.

“Excluded Assets” means (i) any account exclusively used for funding payroll or segregating payroll taxes or funding other employee wage or benefit for the then current payroll period, (ii) zero balance accounts the balance of which is swept each Business Day to a Deposit Account subject to an Account Control Agreement in favor of Lender, (iii) trust, fiduciary or other escrow accounts established for the benefit of third parties in the ordinary course of business or in connection with Permitted Acquisitions and other permitted Investments, (iv) any account that is not located in the United States or (v) the Designated Account.

“Financial Covenants” means the financial covenants set forth in Section 5 of the Schedule.

“GAAP” means generally accepted accounting principles in the United States of America consistently applied.

“General Intangibles” means all present and future “general intangibles” as defined in the Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all Intellectual Property, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Authority” shall mean any U.S. or foreign federal, state, provincial, territorial, municipal, local or other governmental or regulatory authority, agency, instrumentality or body, court, arbitrator or self-regulatory organization.

“Guarantee Agreement” means that certain Guarantee Agreement, dated as of the Restatement Date (as amended, restated, amended and restated, supplemented or otherwise modified from time to time) among Holdings, the other Guarantors from time to time party thereto and Lender.

“Guarantors” means, collectively, (i) Holdings and (ii) each other Person who has guaranteed, or in the future guarantees, any of the Obligations.

“Holdings” has the meaning set forth in the Preamble hereto.

“including” means including (but not limited to).

“Indebtedness” of any Person means:

(a) all obligations of such Person for borrowed money,

(b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments,

(c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person,

(d) all obligations of such Person issued or assumed as the deferred purchase price of property or services, including earnouts (other than trade payables accrued in the ordinary course of business and that are not outstanding for a period of more than 180 days),

(e) all purchased money indebtedness and Capitalized Lease Obligations of such Person,

(f) all net payments that such Person would have to make in the event of an early termination, on the date indebtedness of such person is being determined, in respect of outstanding hedging agreements,

(g) the maximum amount available to be drawn under all letters of credit, bankers’ acceptances and similar obligations issued for the account of such Person and all unpaid drawings in respect of such letters of credit, bankers’ acceptances and similar obligations, all non-contingent obligations of such person in respect of letters of credit, and

(h) all guarantees by such Person of Indebtedness described in clauses (a) to (g) above.

“Inside Debt” has the meaning set forth in Section 8(a) of the Schedule.

“Intellectual Property” means, collectively, all present and future intellectual property and proprietary rights in any jurisdiction throughout the word, including (a) copyrights, copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, (b) Internet domain names, social media account identifiers, trade secret rights, including all rights to unpatented inventions and know-how, processes, production methods and confidential information; (c) mask work or similar rights available for the protection of semiconductor chips; (d) patents, patent applications and like protections including without limitation improvements, divisionals, continuations, renewals, reissues, extensions and continuations-in-part of the same; (e) trademarks, service marks, trade styles, and trade names, whether or not any of the foregoing are registered, and all applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected or associated with and symbolized by any such trademarks; (f) computer software and computer software products; (g) designs and design rights; (h) technology; (i) all causes of action, claims for damages by way of past, present and future infringement, dilution, misappropriation, or other violation or impairment of any of the rights included above and all income, royalties, license fees damages and payments now or hereafter due and/or payable under or with respect thereto; and (j) all licenses or user or other agreements granted to or by Borrower with respect to any of the foregoing.

“Intercreditor Agreements” means, collectively, the 1L/1L Intercreditor Agreement and the Junior Lien Intercreditor Agreement.

“Inventory” means all present and future “inventory” as defined in the Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” means any beneficial ownership interest in any Person (including stock, securities, partnership interest, limited liability company interest, or other interests), any acquisition by Borrower, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the equity interests of or a business line or unit or a division of, any Person, and any loan, advance or capital contribution to any Person, including the creation or capital contribution to any wholly-owned or partially-owned subsidiary).

“Investment Property” means all present and future investment property, securities, stocks, bonds, debentures, debt securities, partnership interests, limited liability company interests, options, security entitlements, securities accounts, commodity contracts, commodity accounts, and all financial assets held in any securities account or otherwise, and all options and warrants to purchase any of the foregoing, wherever located, and all other securities of every kind, whether certificated or uncertificated.

“Lender” has the meaning set forth in the Preamble hereto.

“Lien” shall mean, with respect to any asset, (a) any mortgage, charge, hypothec, deed of trust, Lien, hypothecation, pledge, charge, security interest or similar monetary encumbrance in or on such asset; and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Litigation Annex” means the litigation schedule attached hereto as Annex F on the Restatement Date (as such Annex F may be supplemented from time to time after the Restatement Date by Lender for any outstanding claims, suits, litigation and other proceedings not disclosed to Lender that existed prior to the Restatement Date).

“Loan” has the meaning set forth in the Preamble hereto.

“Loan Documents” means, collectively, this Agreement, the Guarantee Agreement, any Security Documents, the Intercreditor Agreements, the Perfection Certificate, the Budgets, the Variance Reports, and all other present and future documents, instruments and agreements between Lender and Borrower (or Guarantor, if applicable), including, but not limited to those relating to this Agreement, and all amendments and modifications thereto and replacements therefor.

“Loan Parties” means Borrower and the Guarantors. As of the Restatement Date, the Loan Parties are Borrower and Holdings.

“Material Adverse Change” means any of the following: (a) a material adverse change in the business, operations, or financial or other condition of Borrower, (b) a material impairment of the prospect of repayment of any portion of the Obligations; or (c) a material impairment of the value or priority of Lender’s security interests in the Collateral.

“Material Indebtedness” shall mean Indebtedness (other than (i) the Obligations, (ii) the Obligations under the Emblem Facility) of Borrower in an aggregate principal amount exceeding $500,000 (excluding ordinary course trade payables).

“Maturity Date” has the meaning set forth in the Schedule.

“Maximum Legal Rate” has the meaning set forth in Section 2A of the Schedule.

“Net Cash Proceeds” means (a) with respect to any Asset Sale, an amount equal to: (i) cash payments (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by Borrower from such Asset Sale, minus (ii) any bona fide direct costs incurred in connection with such Asset Sale, including (1) income or gains taxes (but excluding any tax distributions) payable by the Borrower as a result of any gain recognized in connection with such Asset Sale, (2) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the loans under the PMC Super-Priority Facility or loans under the Emblem Facility or, after the Additional Loans Funding Date, the Loans hereunder) that, in the case of a Loan Party, is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, (3) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by Borrower in connection with such Asset Sale or for any other liabilities retained by Borrower associated with such Asset Sale, (4) bona fide selling fees, costs, commissions and expenses (including reasonable brokers’ fees or commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes) and (5) Borrower’s good faith estimate of payments required to be made with respect to unassumed liabilities relating to the properties sold within 180 days of such Asset Sale; provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within 180 days of such Asset Sale, such cash proceeds shall constitute Net Cash Proceeds; (b) (i) any cash payments or proceeds received by Borrower (1) under any casualty insurance policy in respect of a covered loss thereunder arising after the Restatement Date or (2) as a result of the taking of any assets of Borrower by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (1) any actual and reasonable costs incurred by Borrower in connection with the collection, adjustment or settlement of any claims of Borrower in respect thereof, and (2) any bona fide direct costs incurred in connection with any sale of such assets as referred to in preceding clause (i)(2)) including income taxes (but excluding tax distributions) paid or imminently payable by Borrower as a result of any gain recognized in connection therewith and the costs and expenses incurred in connection with the preparation of assets for transfer upon a taking or condemnation; and (c) with respect to any issuance or incurrence of Indebtedness, the cash proceeds thereof, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.

“Net Income” means, as calculated on a consolidated basis for Holdings and its consolidated Subsidiaries for any period as at any date of determination, the net profit (or loss), after provision for taxes, of Holdings and its consolidated Subsidiaries for such period taken as a single accounting period.

“Obligations” means the Loan and all present and future loans, advances, debts, liabilities, obligations, guaranties, covenants, duties and indebtedness at any time owing by Borrower to Lender, whether evidenced by this Agreement or any note or other instrument or document, or otherwise, whether arising from an extension of credit, opening of a letter of credit, banker’s acceptance, loan, guaranty, indemnification or otherwise, whether direct or indirect (including, without limitation, those acquired by assignment and any participation by Lender in Borrower’s debts owing to others), absolute or contingent, due or to become due, including, without limitation, all principal, interest, charges, expenses, fees, premium (including, without limitation, the Applicable Premium), attorney’s fees, expert witness fees, audit fees, letter of credit fees, collateral monitoring fees, closing fees, facility fees, auction fees, liquidation fees, appraisal fees, termination fees, minimum interest charges and any other sums chargeable to Borrower under this Agreement or under any other Loan Documents.

“Observer” has the meaning specified in Section 5.9.

“Other Property” means the following as defined in the Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and all rights relating thereto: all present and future “commercial tort claims” (including without limitation any commercial tort claims identified in the Perfection Certificate), “documents”, “instruments”, “promissory notes”, “chattel paper”, “letters of credit”, “letter-of-credit rights”, “fixtures”, “farm products” and “money”; and all other goods and personal property of every kind, tangible and intangible, whether or not governed by the Uniform Commercial Code.

“Outstanding Accounts Payable” means the accounts payable balances (including the vendors in respect thereof) of Borrower as of the Restatement Date as set forth on Annex B (as such Annex B may be supplemented from time to time after the Restatement Date by Lender for any Understated Accounts Payable Amount).

“Overdue Accounts Payable Schedule” means the payment plan and milestone dates for overdue accounts payable of Borrower as set forth on Annex C (as such Annex C may be supplemented from time to time after the Restatement Date by Lender for any Understated Accounts Payable Amount).

“Paydown Date” means the date on which Lender (as defined in the Amended and Restated Super-Priority PMC Loan Agreement) receives an amount equal to the Additional Commitment (under and as defined in the Emblem Facility) (which, for the avoidance of doubt, is an amount equal to $50,000,000 as of the Restatement Date as reduced from time to time by the amount of any Subsequent Understated AP Loans (under and as defined in the Emblem Facility) and any Subsequent Litigation Settlement Loans (under and as defined in the Emblem Facility), in each case funded under the Emblem Facility with the consent of the Lender (as defined in the Amended and Restated Super-Priority PMC Loan Agreement) as further set forth in the Emblem Facility) (such amount, the “PMC Minimum Paydown Amount”) consisting of direct or indirect proceeds from the Emblem Lenders (either by way of assignment of all or any portion of the Loans (as defined in the Amended and Restated Super-Priority PMC Loan Agreement) to any of the Emblem Lenders or by way of funding by any of the Emblem Lenders of loan proceeds to Borrower and repayment or prepayment by Borrower.

“Payment” means all checks, wire transfers and other items of payment received by Lender (including proceeds of Accounts and payment of the Obligations in full) for credit to Borrower’s outstanding Loan.

“Perfection Certificate” has the meaning set forth in Section 9(i) of the Schedule.

“Permitted Dispositions” means:

(i) the sale of finished Inventory and all other goods and services in the ordinary course of Borrower’s business;

(ii) ordinary course uses and transfers of cash and cash equivalents;

(iii) intercompany sales or dispositions of assets between Borrower and any Subsidiaries of Borrower in the ordinary course of business or consistent with past practice;

(iv) subject to the prior written consent of Lender in its sole and absolute discretion, disposals of damaged, obsolete, used, worn out or surplus assets (including, without limitation, equipment and fixtures) no longer used or useful to the business of Borrower or economically impracticable to maintain;

(v) sales of property (including like-kind exchanges) to the extent that (x) such property is exchanged for credit (on a fair market value basis) against the purchase price of similar replacement property or (y) such property is sold or otherwise disposed of for fair market value and the proceeds of such sale or disposition are promptly applied to the purchase price of similar replacement property;

(vi) leases, subleases, non-exclusive licenses or sublicenses of property or Intellectual Property in the ordinary course of business which do not materially interfere with the business of Borrower or any of the other Loan Parties;

(vii) Asset Sales with a fair market value less than or equal to $250,000 in the aggregate per fiscal year;

(viii) Asset Sales of COI Equipment for fair market value and for consideration less than or equal to $5,000,000; and

(viii) subject to the prior written consent of Lender in its sole and absolute discretion, Asset Sales so long as (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by Borrower), (2) no less than 75% of the consideration for such Asset Sale shall be paid in cash or cash equivalents, (3) no Event of Default is continuing or would exist after giving effect thereto and (4) the Net Cash Proceeds thereof shall be applied as required by Section 4.2(a), provided, that the fair market value of all such Asset Sales in any fiscal year shall not exceed $5,000,000 in the aggregate.

“Permitted Indebtedness” means:

(a)	[reserved];

(b) (i) the Obligations under this Agreement in an aggregate principal amount not to exceed $100,543,574.95, (ii) the obligations under the Emblem Facility in an aggregate principal amount not to exceed the sum of (x) $110,000,000.00 plus (y) the amount of any Subsequent Litigation Settlement Loans (as defined in the Emblem Facility) and any Subsequent Understated AP Loans (as defined in the Emblem Facility) from time to time made thereunder and (iii) the obligations under the PMC Super-Priority Facility in an aggregate principal amount not to exceed $52,986,153.25, (in each case, plus any increases to principal as a result of any interest or fees paid in kind, as applicable and any Applicable Premium (as defined in the Emblem Facility and the PMC Super-Priority Facility, as applicable); and

(c) trade payables and other contractual obligations to suppliers and customers incurred in the ordinary course of business.

“Permitted Investments” means:

(a) Investments in Subsidiaries shown on the Perfection Certificate and existing on the date hereof;

(b) cash and cash equivalents;

(c) Investments consisting of Deposit Accounts in which Lender or Emblem has a perfected security interest (subject to the Intercreditor Agreements);

(d) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business; and

(e) other Investments in an aggregate amount not to exceed $50,000.

“Permitted Liens” means the following:

(a) Liens securing the Obligations;

(b) Liens on the Collateral, which may rank senior or, after the occurrence of the Additional Loans Funding Date, pari passu in right of security with the Liens securing the Obligations, securing the Emblem Facility, and at all times subject to the Intercreditor Agreements;

(c) Liens on the Collateral, which must rank senior in right of security to the Liens securing the Obligations, securing the PMC Super-Priority Facility, and at all times subject to the Intercreditor Agreements (as applicable);

(d) any leases of specific items of Equipment listed in the Perfection Certificate;

(e) [Reserved];

(f) Liens for taxes not yet payable or contested in good faith by Borrower in accordance with Section 3.8; and

(g) additional security interests and Liens which are subordinate to the security interest of Lender and are consented to in writing by Lender, which consent may be withheld in its sole and absolute discretion.

“Permitted Disbursements Variance” means actual disbursements (excluding cash outflows pursuant to the Overdue Accounts Payable Schedule) for the most recently ended Budget Testing Period are no greater than 115% (or such greater percentage determined by Lender in its sole and absolute discretion if requested by management of the Borrower) of the projected disbursements in the then in-effect Approved Budget (excluding cash outflows pursuant to the Overdue Accounts Payable Schedule).

“Permitted Receipts Variance” means actual cash receipts for the most recently ended Budget Testing Period are no less than 85% (or such lesser percentage determined by Lender in its sole and absolute discretion if requested by management of the Borrower) of the projected cash receipts in the then in-effect Approved Budget.

“Permitted Variance” means, collectively, the Permitted Receipts Variance and the Permitted Disbursements Variance. “Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, government, or any agency or political division thereof; or any other entity.

“Pledge Agreement” means that certain Pledge Agreement, dated as of the Restatement Date (as amended, restated, amended and restated, supplemented or otherwise modified from time to time) by Holdings in favor of Lender.

“PMC” means PMC Financial Services Group, LLC.

“PMC Super-Priority Facility” means the credit facility provided to the Borrower pursuant to the Amended and Restated Super-Priority PMC Loan Agreement.

“Restatement Date” means the first date on which all of the conditions precedent in Section 9 of Schedule are satisfied or waived by Lender in its sole and absolute discretion, which date was September 20, 2024.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Security Documents” means the Pledge Agreement, the Account Control Agreements, and each of the security agreements, pledge agreements, mortgages and other instruments and documents executed and delivered from time to time entered into by the Loan Parties.

“Specified Agreement” has the meaning set forth in Section Annex G.

“Specified Amounts” has the meaning assigned to such term in Annex G.

“Specified Conditions” has the meaning assigned to such term in Annex G.

“Specified Deductions” has the meaning assigned to such term in Annex G.

“Specified Dispute” has the meaning assigned to such term in Annex G.

“Specified Event of Default” has the meaning assigned to such term in Annex G.

“Specified Payments” has the meaning assigned to such term in Annex G.

“Specified Post-Closing Requirements” has the meaning assigned to such term in Annex G.

“Specified Use” has the meaning assigned to such term in Annex G. “Subsidiary” means, with respect to any Person, a Person of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by such Person or one or more Affiliates of such Person.

“Tax Receivables Agreement” means Amended and Restated Tax Receivables Agreement, dated as of the Restatement Date, by and among the corporation, Lender, the TRA Holders (as defined therein), and Bryan Freeman, in his capacity as TRA Holder Representative (s defined therein) (as amended, restated, amended and restated, supplemented or otherwise modified from time to time as permitted herein.)

“Transactions” means the transactions to occur pursuant to the Loan Documents, including (a) the execution, delivery and performance of the Loan Documents, the creation of the Liens pursuant to the Security Documents and the extension of credit hereunder and the use of proceeds thereof, (b) the payment of all fees and expenses to be paid and owing in connection with the foregoing, (c) the amendment and restatement of certain warrants issued by Holdings to Lender, (d) the issuance of the Class B Common Stock and Class C Units to Emblem, and at Lender’s option and subject to certain conditions, (e) the exchange of Class B Common Stock and Class C Units for Class A Common Stock pursuant to the 2024 Exchange Agreement.

“Uniform Commercial Code” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction in the United States, to the extent it may be required to apply to any item or items of Collateral.

“United States” means the United States of America (including any State or territory thereof and the District of Columbia).

“Variance Report” has the meaning set forth in Section 6 of the Schedule.

Other Terms. All accounting terms used in this Agreement, unless otherwise indicated, shall have the meanings given to such terms in accordance with GAAP, consistently applied. All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Uniform Commercial Code, to the extent such terms are defined therein.

9. GENERAL PROVISIONS.

9.1 Computations. In computing interest on the Obligations, all Payments received after 12:00 Noon Pacific Time on any day shall be deemed received on the next Business Day, and Payments received by Lender (including proceeds of Receivables and payment of the Obligations in full) shall be deemed applied by Lender on account of the Obligations two (2) Business Days after receipt by Lender of immediately available funds. Lender shall not be required to credit Borrower’s account for the amount of any item of payment which is unsatisfactory to Lender in its good faith business judgment, and Lender may charge Borrower’s loan account for the amount of any item of payment which is returned to Lender unpaid.

9.2 Application of Payments. Subject to the Intercreditor Agreements, all payments with respect to the Obligations may be applied, and in Lender’s sole and absolute discretion reversed and re-applied, to the Obligations, in such order and manner as Lender shall determine in its sole and absolute discretion.

9.3 Increased Costs and Reduced Return. If Lender shall have determined that the adoption or implementation of, or any change in, any law, rule, treaty or regulation, or any policy, guideline or directive of, or any change in, the interpretation or administration thereof by, any court, central bank or other administrative or governmental authority, or compliance by Lender with any directive of, or guideline from, any central bank or other Governmental Authority or the introduction of, or change in, any accounting principles applicable to Lender (whether or not having the force of law) shall (i) subject Lender to any tax, duty or other charge with respect to this Agreement or any Loan made hereunder, or change the basis of taxation of payments to Lender of any amounts payable hereunder (except for taxes on the overall net income of Lender), (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against any Loan, or against assets of or held by, or deposits with or for the account of, or credit extended by, Lender, or (iii) impose on Lender any other condition regarding this Agreement or any Loan, and the result of any event referred to in clauses (i), (ii) or (iii) above shall be to increase the cost to Lender of making any Loan, or agreeing to make any Loan or to reduce any amount received or receivable by Lender, then, upon demand by Lender, Borrower shall pay to Lender such additional amounts as will compensate Lender for such increased costs or reductions in amount. All amounts payable under this Section shall bear interest from the date of demand by Lender until payment in full to Lender at the highest interest rate applicable to the Obligations. A certificate of Lender claiming compensation under this Section, specifying the event herein above described and the nature of such event shall be submitted by Lender to Borrower, setting forth the additional amount due and an explanation of the calculation thereof, and Lender’s reasons for invoking the provisions of this Section, and the same shall be final and conclusive absent manifest error.

9.4 [Reserved].

9.5 Monthly Accountings. Lender may provide Borrower monthly with an account of advances, charges, expenses and payments made pursuant to this Agreement if requested by Borrower. Such account shall be deemed correct, accurate and binding on Borrower and an account stated (except for reverses and reapplications of payments made and corrections of errors discovered by Lender), unless Borrower notifies Lender in writing to the contrary within 60 days after such account is rendered, describing the nature of any alleged errors or omissions.

9.6 Notices. All notices to be given under this Agreement shall be in writing and shall be given either personally or by reputable private delivery service or by regular first-class mail, or certified mail return receipt requested, addressed or by electronic transmission pursuant to procedures approved by Lender (i) to the Loan Parties at the address shown in the heading to this Agreement, 3 Executive Campus, Suite 155 Cherry Hill, New Jersey 080023, attention: Jim Behling, Chief Financial Officer, mobile: 312.656.5810 (the “Borrower’s Address”), or (ii) to Lender at the address shown in the heading to this Agreement with a copy to Lender at 12243 Branford Street, Sun Valley, CA 91352, Attention: T.C. Cheong with a further copy (which shall not constitute notice) to: Winston & Strawn LLP, 800 Capitol Street, Suite 2400, Houston, TX 77002-2924: Attention: Ryan Hunsaker, Email: rhunsaker@winston.com , or (iii) for either party at any other address designated in writing by one party to the other party. All notices shall be deemed to have been given upon delivery in the case of notices personally delivered, or at the expiration of one Business Day following delivery to the private delivery service, or two Business Days following the deposit thereof in the United States mail, with postage prepaid.

9.7 Severability. Should any provision of this Agreement be held by any court of competent jurisdiction to be void or unenforceable, such defect shall not affect the remainder of this Agreement, which shall continue in full force and effect.

9.8 Integration. This Agreement and such other written agreements, documents and instruments as may be executed in connection herewith are the final, entire and complete agreement between Borrower and Lender and supersede all prior and contemporaneous negotiations and oral representations and agreements, all of which are merged and integrated in this Agreement. There are no oral understandings. representations or agreements between the parties which are not set forth in this Agreement or in other written agreements signed by the parties in connection herewith.

9.9 Waivers; Indemnity. The failure of Lender at any time or times to require Borrower to strictly comply with any of the provisions of this Agreement or any other Loan Document shall not waive or diminish any right of Lender later to demand and receive strict compliance therewith. Any waiver of any default shall not waive or affect any other default, whether prior or subsequent, and whether or not similar. None of the provisions of this Agreement or any other Loan Document shall be deemed to have been waived by any act or knowledge of Lender or its agents or employees, but only by a specific written waiver signed by an authorized officer of Lender and delivered to Borrower. Each of Holdings and Borrower waives the benefit of all statutes of limitations relating to any of the Obligations or this Agreement or any other Loan Document, and each of Holdings and Borrower waives demand, protest, notice of protest and notice of default or dishonor, notice of payment and nonpayment, release, compromise, settlement, extension or renewal of any commercial paper, instrument, account, General Intangible, document or guaranty at any time held by Lender on which Holdings and Borrower is or may in any way be liable, and notice of any action taken by Lender, unless expressly required by this Agreement. Each of Holdings and Borrower hereby agrees to indemnify Lender and its Affiliates, Subsidiaries, parent, directors, officers, employees, agents, and attorneys, and to hold them harmless from and against any and all claims, debts, liabilities, demands, obligations, actions, causes of action, penalties, costs and expenses (including reasonable attorneys’ fees), of every kind, which they may sustain or incur based upon or arising out of any of the Obligations, or any relationship or agreement between Lender, Holdings or Borrower, or any other matter, relating to Holdings, Borrower or the Obligations; provided that this indemnity shall not extend to damages proximately caused by the indemnitee’s own gross negligence or willful misconduct. Notwithstanding any provision in this Agreement to the contrary, the indemnity agreement set forth in this Section shall survive any termination of this Agreement and shall for all purposes continue in full force and effect.

9.10 Liability. NEITHER LENDER NOR ITS PARENT, NOR ANY OF ITS AFFILIATES, SUBSIDIARIES, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR ATTORNEYS SHALL BE LIABLE FOR ANY CLAIMS, DEMANDS, LOSSES OR DAMAGES, OF ANY KIND WHATSOEVER, MADE, CLAIMED, INCURRED OR SUFFERED BY HOLDINGS, BORROWER OR ANY OTHER PARTY THROUGH THE ORDINARY NEGLIGENCE OF LENDER, OR ITS PARENT OR ANY OF ITS AFFILIATES, SUBSIDIARIES, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR ATTORNEYS, BUT NOTHING HEREIN SHALL RELIEVE LENDER FROM LIABILITY FOR ITS OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. NEITHER LENDER NOR ITS PARENT, NOR ANY OF ITS AFFILIATES, SUBSIDIARIES, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR ATTORNEYS SHALL BE RESPONSIBLE OR LIABLE TO HOLDINGS, BORROWER OR TO ANY OTHER PARTY FOR ANY INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF ANY FINANCIAL ACCOMMODATION HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER THIS AGREEMENT OR AS A RESULT OF ANY OTHER ACT, OMISSION OR TRANSACTION.

9.11 Amendment. The terms and provisions of this Agreement may not be waived, amended or otherwise modified, except in a writing executed by Borrower and Lender; provided that, notwithstanding the foregoing, Lender may amend this Agreement without the consent or signature of Borrower or any Loan Party solely to effectuate the amendment to this Agreement required to be delivered pursuant to Section 11(i) of the Schedule attached to the Emblem Loan Agreement.

9.12 Time of Essence. Time is of the essence in the performance by Holdings and Borrower of each and every obligation under this Agreement.

9.13 Attorneys Fees and Costs. Borrower shall reimburse Lender for all reasonable attorneys’ fees and all filing, recording, search, title insurance, appraisal, audit, and other reasonable costs incurred by Lender, pursuant to, or in connection with, or relating to this Agreement (whether or not a lawsuit is filed), including, but not limited to, any reasonable attorneys’ fees and costs Lender incurs in order to do the following: prepare and negotiate this Agreement and all present and future documents relating to this Agreement; obtain legal advice in connection with this Agreement or Borrower; enforce, or seek to enforce, any of its rights; prosecute actions against, or defend actions by, Account Debtors; commence, intervene in, or defend any action or proceeding; initiate any complaint to be relieved of the automatic stay in bankruptcy; file or prosecute any probate claim, bankruptcy claim, third-party claim, or other claim; examine, audit, copy, and inspect any of the Collateral or any of Borrower’s books and records; protect, obtain possession of, lease, dispose of, or otherwise enforce Lender’s security interest in, the Collateral; and otherwise represent Lender in any litigation relating to Borrower. If either Lender or Borrower files any lawsuit against the other predicated on a breach of this Agreement, the prevailing party in such action shall be entitled to recover its reasonable costs and attorneys’ fees, including (but not limited to) reasonable attorneys’ fees and costs incurred in the enforcement of, execution upon or defense of any order, decree, award or judgment. All attorneys’ fees and costs to which Lender may be entitled pursuant to this Paragraph shall immediately become part of Borrower’s Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations.

9.14 Benefit of Agreement. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, heirs, beneficiaries and representatives of Holdings, Borrower and Lender; provided, however, that Holdings and Borrower may not assign or transfer any of its rights under this Agreement without the prior written consent of Lender, and any prohibited assignment shall be void. No consent by Lender to any assignment shall release Holdings or Borrower from its liability for the Obligations.

9.15 [Reserved].

9.16 Limitation of Actions. Any claim or cause of action by Holdings or Borrower against Lender, its directors, officers, employees, agents, accountants or attorneys, based upon, arising from, or relating to this Agreement, or any other Loan Document, or any other transaction contemplated hereby or thereby or relating hereto or thereto, or any other matter, cause or thing whatsoever, occurred, done, omitted or suffered to be done by Lender, its directors, officers, employees, agents, accountants or attorneys, shall be barred unless asserted by Holdings or Borrower by the commencement of an action or proceeding in a court of competent jurisdiction by the filing of a complaint within one year after the first act, occurrence or omission upon which such claim or cause of action, or any part thereof, is based, and the service of a summons and complaint on an officer of Lender, or on any other person authorized to accept service on behalf of Lender, within thirty (30) days thereafter. Each of Holdings and Borrower agrees that such one-year period is a reasonable and sufficient time for Holdings and Borrower, as applicable, to investigate and act upon any such claim or cause of action. The one-year period provided herein shall not be waived, tolled, or extended except by the written consent of Lender in its sole and absolute discretion. This provision shall survive any termination of this Agreement or any other Loan Document.

9.17 Paragraph Headings; Construction. Paragraph headings are only used in this Agreement for convenience. Holdings, Borrower and Lender acknowledge that the headings may not describe completely the subject matter of the applicable paragraph, and the headings shall not be used in any manner to construe, limit, define or interpret any term or provision of this Agreement. This Agreement has been fully reviewed and negotiated between the parties and no uncertainty or ambiguity in any term or provision of this Agreement shall be construed strictly against Lender, Holdings or Borrower under any rule of construction or otherwise.

9.18 Public Announcement. Borrower hereby agrees that Lender may make a public announcement of the transactions contemplated by this Agreement, and may publicize the same in marketing materials, newspapers and other publications, and otherwise, and in connection therewith may use Borrower’s name, tradenames and logos. Lender understands and acknowledges that Borrower may be required pursuant to applicable securities laws to publicly announce the transactions contemplated by this Agreement, provided that Borrower shall not make any such public announcement unless Lender has provided its prior written approval of the form and substance of such public announcement (in its reasonable discretion).

9.19 Governing Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (OTHER THAN AS EXPRESSLY SET FORTH IN THE OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

9.20 Jurisdiction; Consent to Service of Process.

(a) Each of Holdings, Borrower and Lender irrevocably and unconditionally agree that they will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York sitting in New York County, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Notwithstanding the foregoing, each party hereto agrees that Lender retains the right to bring proceedings against any Loan Party in the courts of any other jurisdiction solely in connection with the exercise of any rights or remedies to enforce its security interest in the Collateral created hereunder or under any other Security Document or as otherwise provided in the Guarantee Agreement.

(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.6. Nothing in this Agreement will affect the right of any party to this Agreement or any other Loan Document to serve process in any other manner permitted by law.

9.21 Mutual Waiver of Jury Trial. HOLDINGS, BORROWER AND LENDER EACH HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO, THIS AGREEMENT OR ANY OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN LENDER, HOLDINGS AND BORROWER, OR ANY CONDUCT, ACTS OR OMISSIONS OF LENDER, HOLDINGS OR BORROWER OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS OR ANY OTHER PERSONS AFFILIATED WITH LENDER, HOLDINGS OR BORROWER, IN ALL OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE.

9.22 Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by Lender and shall survive the making by Lender of the Loans and the execution and delivery of the Loan Documents, regardless of any investigation made by such person or on its behalf, and shall continue in full force and effect until the Termination Date. Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein shall survive the Termination Date.

9.23 Withholding Taxes. Prior to Borrower making any payments to Lender, Lender shall have delivered to Borrower a duly completed and executed IRS Form W-9 of Lender. Borrower and Lender each hereby agree that each payment by Borrower under this Agreement shall, except as required by law, be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes. In the event that Borrower is required to withhold any amounts in respect of taxes under applicable law, Borrower shall (i) withhold or deduct any taxes required to be withheld or deducted from any payment due hereunder and (ii) pay such additional amounts to Lender so that after taking into account all taxes withheld or deducted from payments to Lender (including on any additional amounts payable pursuant to this clause) Lender receives the amount that it would have received had no such deduction or withholding been made. Borrower shall pay to the appropriate Governmental Authority any such taxes withheld or deducted before penalties are payable thereon, and if any such penalties are payable, Borrower shall also make payment thereof when due to the appropriate Governmental Authority. Within thirty (30) days after each such payment of taxes or penalties, Borrower shall deliver to Lender a receipt evidencing such payment.

9.24 [Reserved.]

10. Amendment and Restatement. Each of the parties hereto agrees as follows:

10.1 this Agreement (including all Exhibits and Schedules) shall amend, restate and replace in its entirety the Existing Loan Agreement (including all exhibits and schedules attached thereto) with respect to the Existing Term Loan B on the Restatement Date;

10.2 from and after the date first set forth above, all references to the “Loan Agreement” solely with respect to the Existing Term Loan B contained in the Loan Documents shall be deemed to refer to this Agreement and all references to any Article or Section (or subsection) of this Agreement in any other Loan Document shall be amended to become references to the corresponding provisions of this Agreement;

10.3 this Agreement shall not constitute a novation of the obligations and liabilities of the parties under the Existing Loan Agreement or the other Loan Documents as in effect prior to the date first set forth above and that remain outstanding as of the date first set forth above and all obligations under the Existing Loan Agreement solely with respect to the Existing Term Loan B s(as such obligations may be amended, supplemented, replaced, expanded, extended or otherwise modified hereby on the date first set forth above) shall constitute obligations hereunder and shall continue to be valid, enforceable and in full force and effect and not to be impaired, in any respect, by the effectiveness of this Agreement; and

10.4 this amendment and restatement of the Existing Loan Agreement solely with respect to the Existing Term Loan B shall be limited as written and not be a consent to any other amendment, restatement, supplement, waiver or other modification of any other provisions under any Loan Documents, without regard to whether similar, and, except as expressly provided herein or in any other Loan Document, all terms and conditions of the Loan Documents remain in full force and effect unless otherwise specifically amended hereby.

11. Counterparts; Execution. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement. For the avoidance of doubt, the words “execution,” “signed,” “signature,” and words of like import in this Agreement or any other Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

12. Additional Loans Funding Date under Emblem Facility. Each of Lender, Holdings and the Borrower agree that Lender shall have no consent rights over the funding of the Additional Loans (under and as defined in the Emblem Facility) on the Additional Loans Funding Date (as defined in the Emblem Facility).

Borrower:

REAL GOOD FOODS, LLC

By	/s/ Timothy S. Zimmer
Name:	Timothy S. Zimmer
Title:	Chief Executive Officer

Holdings:

THE REAL GOOD FOOD COMPANY, INC.

By	/s/ Timothy S. Zimmer
Name:	Timothy S. Zimmer
Title:	Chief Executive Officer

Lender:

PMC Financial Services Group, LLC

By	/s/ Walter E. Buttkus, III
Name:	Walter E. Buttkus, III
Title:	President

Execution Version

PMC Financial Services Group, LLC

Schedule to

Amended and Restated Loan and Security Agreement

Borrower:	Real Good Foods, LLC

Holdings:	The Real Good Food Company, Inc.

Address:	3 Executive Campus, Suite 155 Cherry Hill, New Jersey 08002

Date:	September 20, 2024

This Schedule forms an integral part of the Amended and Restated Loan and Security Agreement dated as of September 20, 2024 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, this “Agreement”) by and among PMC Financial Services Group, LLC (the “Lender”), The Real Good Food Company, Inc., a Delaware corporation (“Holdings”), and Real Good Foods, LLC (f.k.a. The Real Good Food Company LLC), a Delaware limited liability company (“Borrower”).

13. COMMITMENT (Section 1.1):

As used herein, the term “Loan” means the loan made as a continuation of, and consolidation of, the Existing Term Loan B in an amount equal to $ 100,543,574.95.

Any portion of the Loan that is repaid may not be reborrowed.

All payments by Borrower to Lender in respect of the Loan shall be made via ACH banking transfer to Lender’s bank account per written instructions.

14. INTEREST. Interest Rate (Section 1.2):

The Loan outstanding from time to time shall bear interest at an annual rate equal to 18.00% which shall be paid in-kind, and as further set forth in Section 1.2 of this Agreement.

Upon the occurrence and during the continuance of an Event of Default, the Loan and all other monetary Obligations shall bear interest (including post-petition interest in any proceeding under any applicable Debtor Relief Laws) at a rate (the “Default Rate”) that is 5.00% per annum in excess of the interest rate otherwise payable hereunder which shall be payable in cash in immediately available funds on demand.

2A. USURY SAVINGS CLAUSE Provisions Relating to Interest	Notwithstanding the provisions of this Agreement regarding the rates of interest applicable to the Initial Loans, if at any time the amount of such interest computed on the basis of the interest rate set forth herein (the “Applicable Interest Rate”) would exceed the amount of such interest computed upon the basis of the maximum rate of interest permitted by applicable state or federal law in effect from time to time hereafter, after taking into account, to the extent required by applicable law, any and all fees and charges in connection therewith deemed in the nature of interest under applicable law provided for in this Agreement or in any other agreement between Borrower and Lender (the “Maximum Legal Rate”), the interest payable under this Agreement shall be computed upon the basis of the Maximum Legal Rate, but any subsequent reduction in the Applicable Interest Rate shall not reduce such interest thereafter payable hereunder below the amount computed on the basis of the Maximum Legal Rate until the aggregate amount of such interest accrued and payable under this Agreement equals the total amount of interest which would have accrued if such interest had been at all times computed solely on the basis of the Applicable Interest Rate.

No agreements, conditions, provisions or stipulations contained in this Agreement or any other instrument, document or agreement between Borrower and Lender or default of Borrower, or the exercise by Lender of the right to accelerate the payment of the maturity of principal and interest, or to exercise any option whatsoever contained in this Agreement or any other agreement between Borrower and Lender, or the arising of any contingency whatsoever, shall entitle Lender to collect, in any event, interest exceeding the Maximum Legal Rate and in no event shall Borrower be obligated to pay interest exceeding such Maximum Legal Rate and all agreements, conditions or stipulations, if any, which may in any event or contingency whatsoever operate to bind, obligate or compel Borrower to pay a rate of interest exceeding the Maximum Legal Rate, shall be without binding force or effect, at law or in equity, to the extent only of the excess of interest over such Maximum Legal Rate. In the event any interest is charged in excess of the Maximum Legal Rate (“Excess”), Borrower acknowledges and stipulates that any such charge shall be the result of an accidental and bona fide error, and such Excess shall be, first, applied to reduce the principal then unpaid hereunder; second, applied to reduce the remaining Obligations; and third, returned to Borrower, it being the intention of the parties hereto not to enter at any time into a usurious or otherwise illegal relationship. Borrower recognizes that, with fluctuations in the Applicable Interest Rate and the Maximum Legal Rate, such an unintentional result could inadvertently occur. By the execution of this Agreement, Borrower covenants that (i) the credit or return of any Excess shall constitute the acceptance by Borrower of such Excess, and (ii) Borrower shall not seek or pursue any other remedy, legal or equitable, against Lender, based in whole or in part upon the charging or receiving of any interest in excess of the maximum authorized by applicable law. For the purpose of determining whether or not any Excess has been contracted for, charged or received by Lender, all interest at any time contracted for, charged or received by Lender in connection with this Agreement shall be amortized, prorated, allocated and spread in equal parts during the entire term of this Agreement.

The provisions of this Section 2A of this Schedule shall be deemed to be incorporated into every document or communication relating to the Obligations which sets forth or prescribes any account, right or claim or alleged account, right or claim of Lender with respect to Borrower (or any other obligor in respect of Obligations), whether or not any provision of this Section 2A of this Schedule is referred to therein. All such documents and communications and all figures set forth therein shall, for the sole purpose of computing the extent of the liabilities and obligations of Borrower (or other obligor) asserted by Lender thereunder, be automatically recomputed by any Borrower or obligor, and by any court considering the same, to give effect to the adjustments or credits required by this Section 2A of this Schedule.

If the applicable state or federal law is amended in the future to allow a greater rate of interest to be charged under this Agreement or any other Loan Documents than is presently allowed by applicable state or federal law, then the limitation of interest under this Section 2A of this Schedule shall be increased to the maximum rate of interest allowed by applicable state or federal law as amended, which increase shall be effective hereunder on the effective date of such amendment, and all interest charges owing to Lender by reason thereof shall be payable upon demand.

15. RESERVED

16. MATURITY DATE (Section 6.1):	As used herein, the term “Maturity Date” means (a) if the Paydown Date has not occurred, December 31, 2026 and (b) if the Paydown Date has occurred, the fifth anniversary of the Restatement Date, provided, that if the board of directors and stockholders of Holdings do not each approve the issuance of up to 49.9% of the outstanding Class B Common Stock and Class A Common Stock (and corresponding Class C Units of RGF, LLC, if applicable) on or prior to the six-month anniversary of the Restatement Date, the Maturity Date shall mean the six-month anniversary of the Restatement Date.

17. FINANCIAL COVENANTS (Section 5.1):

(a) Minimum Adjusted EBITDA. Prior to the Paydown Date, Borrower shall not permit Adjusted EBITDA (i) for the calendar months ending September 30, 2024, October 31, 2024, November 30, 2024 and December 31, 2024, to be less than $1,000,000 for such calendar month and (ii) for any calendar month ending thereafter, to be less than $1,500,000 for such calendar month.

From and after the Paydown Date, Borrower shall not permit Adjusted EBITDA for any fiscal quarter ending thereafter, to be less than $6,000,000 for such fiscal quarter.

(b) Minimum Daily Cash. Borrower shall not permit Available Cash as of 5:00 PM New York time on each Business Day ending after the Restatement Date to be less than $12,500,000.

(c) Minimum Average Monthly Cash. Borrower shall not permit Average Monthly Cash for any calendar month ending after the Restatement Date (commencing with the calendar month ending September 30, 2024) to be less than $15,000,000 for such calendar month.

18. REPORTING. (Section 5.3):

(a) Borrower shall provide Lender with the following:

(a) by 5:00 PM New York time on each Business Day occurring after the Restatement Date, reporting on (x) daily production for the immediately preceding Business Day and (y) minimum daily Available Cash for the immediately preceding Business Day, in a form and substance satisfactory to Lender;

(b) by 5:00 PM New York time on Wednesday of each week ending after the Restatement Date (commencing September 25, 2024), a report on weekly sales for the prior calendar week in form and substance satisfactory to Lender;

(c) by 5:00 PM New York time on Friday of each week ending after the Restatement Date (commencing October 4, 2024 (for the 13-week period commencing Sunday, October 6, 2024)), an updated 13-week statement for the subsequent 13-week period (a “Proposed Budget”), which Proposed Budget shall modify and supersede any prior Budget upon the approval by Lender in its sole and absolute discretion (such Proposed Budget upon such approval by Lender, an “Approved Budget”);

(d) by 5:00 PM New York time on each Budget Testing Date, (x) a report (each, a “Variance Report”) in form and substance satisfactory to Lender describing in reasonable detail Borrower’s aggregate cash receipts and aggregate cash disbursements during the relevant Budget Testing Period as compared to the projected aggregate cash receipts and aggregate cash disbursements provided by the then-current Budget for the same period (including breakdown by vendor and category) and (y) an analysis, certified by a senior financial officer of Borrower, demonstrating that a Budget Event shall not have occurred for such Budget Testing Period;

(e) by 5:00 PM New York time on each Friday of each week ending after the Restatement Date (commencing September 27, 2024), an updated Overdue Accounts Payable Schedule in the same format as set forth on Annex C, which shall modify and supersede any prior Overdue Accounts Payable Schedule upon the approval by Lender in its sole and absolute discretion;

(f) as soon as available, within five (5) Business Days after the end of each calendar month, a report on minimum Average Available Cash for the prior calendar month in form and substance satisfactory to Lender;

(g) as soon as available, and in any event, within fifteen (15) days after the end of each month, (x) monthly unaudited financial statements of Holdings and its consolidated Subsidiaries, (y) reporting on operating KPIs and (z) complete month-end physical inventory counts, in each case, for the prior calendar month in form and substance satisfactory to Lender;

(h) as soon as available, and in any event within forty-five (45) days following the end of each fiscal quarter of Holdings, quarterly financial statements of Holdings and its consolidated Subsidiaries, which shall be consistent with the quarterly financial statements filed on form 10-Q with the SEC and accompanied by customary management’s discussion and analysis and which shall be certified by a financial officer of Holdings as fairly presenting, in all material respects, the financial position and results of operations of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes);

(i) as soon as available, and in any event within one hundred twenty (120) days following the end of Holdings’ fiscal year, annual audited financial statements of Holdings and its consolidated Subsidiaries, which shall be consistent with the annual audited financial statements filed on form 10-K with the SEC, which shall be audited by a “big-four” accounting firm or another nationally recognized accounting firm reasonably acceptable to Lender (and accompanied by an opinion of such accountants (which opinion shall not be qualified as to scope of audit or as to the status of Holdings, Borrower or any Subsidiary as a going concern, other than solely with respect to, or resulting solely from, an upcoming maturity date under any series of Indebtedness or any breach of a financial maintenance covenant or any potential inability to satisfy a financial maintenance covenant on a future date or in a future period) to the effect that such consolidated financial statements fairly reviewed or audited by independent certified public accountants acceptable to Lender;

(j) no later than seventy-five (75) days prior to the end of each fiscal year of Borrower, annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the upcoming fiscal year of Borrower;

(k) concurrently with any delivery of financial statements under clauses (vi), (vii), (viii) or (ix) above, a duly executed and completed compliance certificate in form and substance satisfactory to Lender and duly executed by a senior financial officer of Borrower (i) certifying that no Event of Default or Default has occurred since the date of the last certificate delivered pursuant to this clause (xi) or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) setting forth computations in reasonable detail demonstrating compliance with the Financial Covenants; and

(l) any material report, certificate or other document provided to PMC pursuant to the Amended and Restated PMC Facilities from time to time reasonably requested by Lender.

(b) Borrower will, on a date following the end of each calendar week (commencing with the first full calendar week ending after the Restatement Date), hold a weekly conference call at a time mutually agreed upon by Borrower and Lender), to discuss cash flows of Borrower and such other matters requested by Lender related the affairs, finances and accounts of Borrower.

19. BORROWER INFORMATION:	Borrower represents and warrants that the information set forth in the Perfection Certificate is true and correct as of the date hereof.

20. ADDITIONAL PROVISIONS

(a) Subordination of Inside Debt. All present and future indebtedness of Borrower to its officers, directors, shareholders and Affiliates (collectively, “Inside Debt”) shall, at all times, be subordinated to the Obligations pursuant to a subordination agreement satisfactory to Lender. Borrower represents and warrants that as of the Restatement Date there is no Inside Debt presently outstanding.

Prior to incurring any Inside Debt in the future, Borrower shall cause the person to whom such Inside Debt will be owed to execute and deliver to Lender a subordination agreement on satisfactory to Lender.

(b) Copyrights, Patents, and Trademarks.

(a) Borrower hereby represents and warrants that, as of the date of this Agreement, Borrower does not have any maskworks, computer software, or other copyrights, that are registered (or are the subject of any application for registration) with the United States Copyright Office. Borrower hereby covenants and agrees that Borrower will NOT register with the United States Copyright Office (or apply for such registration of) any of Borrower’s maskworks, computer software, or other copyrights, unless Borrower has provided Lender not less than 30 days prior written notice of the commencement of such registration/application and Borrower has executed and delivered to Lender such security agreement(s) and other documentation (in form and substance reasonably satisfactory to Lender) which Lender in its sole and absolute discretion may require for filing with the United States Copyright Office with respect to such registration or application.

(b) Annex 1 sets forth under the name of Borrower a complete and correct list of all patents and trademarks of Borrower that are registered (or the subject of any application for registration) with the United States Patent and Trademark Office and, upon Lender’s request therefor, promptly execute and deliver to Lender such security agreement(s) and other documentation (in form and substance reasonably satisfactory to Lender) which Lender in its sole and absolute discretion may require for filing with the United States Patent and Trademark Office with respect to such registration or application.

(c) Borrower will: (x) protect, defend and maintain the validity and enforceability of Borrower’s copyrights, patents, and trademarks; (y) promptly advise Lender in writing of material infringements, misappropriations or violations of Borrower’s copyrights, patents, or trademarks of which Borrower is or becomes aware; and (z) not allow any material item of Borrower’s copyrights, patents, or trademarks to be abandoned, forfeited or dedicated to the public without Lender’s written consent.

(c) Control Agreements. Subject to the post-closing deadlines set forth in Section 10(b) of this Schedule and subject to the Junior Lien Intercreditor Agreement, as to any Deposit Accounts (including any lockbox or blocked account) and Investment Property (including securities accounts) maintained with any institution as of the date of this Agreement (in each case, other than Excluded Accounts), Borrower shall cause such institution, concurrently herewith, to enter into an Account Control Agreement in form acceptable to Lender in its sole and absolute discretion in order to perfect Lender’s security interest, subject to the Intercreditor Agreements, in such Deposit Accounts (including any lockbox or blocked account) and grant Lender “control” (within the meaning of Articles 8 and 9 of the Uniform Commercial Code) over such Deposit Accounts (including any lockbox or blocked account) and Investment Property (including securities accounts). Subject to the post-closing deadlines set forth in Section 10(b) of this Schedule, from and after the date of this Agreement, Borrower shall not maintain any Deposit Accounts (including any lockbox or blocked account) or Investment Property (including securities accounts) with any bank, securities intermediary, or other institution unless Lender has received an Account Control Agreement duly executed by such party in favor of Lender covering such Deposit Account (including any lockbox or blocked account) or Investment Property (including securities accounts), as the case may be.

(d) Manufacturing Facility Standards. Borrower shall maintain and comply in all material respects with all applicable manufacturing facility standards, policies, laws and regulations, including, without limitation, such standards published from time to time by United States Department of Agriculture.

(e) Overdue Accounts Payable. Borrower shall pay (or cause to be paid) in full and settle all overdue accounts payable, in each case, as set forth on, and on or prior to the dates applicable thereto on, the Overdue Accounts Payable Schedule.

(f) So long as the Junior Lien Intercreditor Agreement is outstanding, any requirement of this Agreement to deliver Collateral to the Lender shall be deemed satisfied by delivery of such Collateral to Emblem-RGF Main LLC, in its capacity as collateral agent under the Emblem Facility as bailee of the Lender, pursuant to the Junior Lien Intercreditor Agreement; provided, that, notwithstanding the foregoing, nothing contained herein shall limit or otherwise adversely affect the grant of a Lien on or a security interest in any Collateral under this Agreement.

21. CONDITIONS PRECEDENT TO RESTATEMENT DATE

The obligation of Lender to continue making the Loans on the Restatement Date is subject to the satisfaction (or waiver) of the following conditions on or prior to the Restatement Date:

(a) Loan Documents. Lender shall have received this Agreement, the Pledge Agreement, the Guaranty Agreement, the Junior Lien Intercreditor Agreement, and each other Loan Document identified by it to be delivered on the Restatement Date, in each case, in form and substance satisfactory to Lender and duly executed and delivered by each party thereto.

(b) Emblem Facility. Lender shall have received true, correct and complete copies of the Emblem Loan Agreement and Security Documents (as defined in the Emblem Loan Agreement), in each case, in form and substance satisfactory to Lender and which shall have been executed by the parties thereto and in full force and effect.

(c) Amendment to Master Lease Agreement. The Lender shall have received a true, correct and complete copy of that certain First Amendment to Master Lease Agreement, dated as of the Restatement Date between Lender and the Borrower, in form and substance satisfactory to the Lender and which shall have been executed by the parties thereto and in full force and effect.

(d) Opinions. Lender and its counsel shall have received a written opinion of White & Case, LLP, as New York counsel for the Loan Parties, in form and substance satisfactory to Lender covering such matters relating to the Loan Documents as Lender shall reasonably request.

(e) Secretary’s Certificate. Lender shall have received (1) copies of the organizational documents of each Loan Party and certified as of a recent date by the appropriate governmental official, each dated the Restatement Date or a recent date prior thereto; (2) signature and incumbency certificates of each such Person of each Loan Party executing the Loan Documents to which it is a party; (3) resolutions of the board of directors or similar governing body of each Loan Party approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, certified as of the Restatement Date by its secretary or an assistant secretary of such Person as being in full force and effect without modification or amendment; (4) a good standing certificate (or equivalent certificate) from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization or formation, each dated the Restatement Date or a recent date prior thereto.

(f) Solvency Certificate. Lender shall have received a solvency certificate in form and substance satisfactory to Lender and duly executed by a senior financial officer of Holdings confirming the solvency of Holdings and its consolidated Subsidiaries on a consolidated basis after giving effect to the Transactions on the Restatement Date.

(g) Closing Certificate. Lender shall have received a closing certificate in form and substance satisfactory to Lender duly executed by an executive officer of Borrower which shall include certifications to the effect that the conditions precedent set forth in clause (o) hereof have been satisfied on the Restatement Date.

(h) Perfection Certificate; Searches. Lender shall have received (i) a completed perfection certificate in form and substance satisfactory to Lender (the “Perfection Certificate”), duly executed by an executive officer of Borrower, together with all attachments contemplated thereby and (ii) the results of a search of the Uniform Commercial Code (or equivalent), tax and judgment, United States Patent and Trademark Office and United States Copyright Office filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to Lender that the Liens indicated by such financing statements (or similar documents) are Permitted Liens or have been released (or arrangements reasonably satisfactory to Lender for such release shall have been made.

(i) Perfection of Security Interests. Lender shall have received proper financing statements (Form UCC-1 or equivalent) authorized for filing under the UCC or other appropriate filing offices of each jurisdiction as may be reasonably necessary or desirable to perfect the security interests purported to be created hereunder or under any other Security Document and short-form intellectual property security agreements in proper form and authorized for filing under the United States Patent and Trademark Office and United States Copyright Office, or other appropriate filing offices of each jurisdiction as may be reasonably necessary or desirable to perfect the security interests purported to be created hereunder or under any other Security Document.

(j) Springing Account Control Agreements. Subject to the post-closing deadlines set forth in Section 10(b) of this Schedule and subject to the Junior Lien Intercreditor Agreement, the Lender shall have received Account Control Agreements, duly executed by each applicable account bank or securities intermediary, Emblem, Lender and Borrower in respect of each Deposit Account and securities account (other than Excluded Accounts) in accordance with the requirements set forth in Section 8(c) of this Schedule.

(k) Cash Control. The Borrower and Lender shall have terminated all existing account control agreements or other cash control arrangements in place over the Loan Parties’ Deposit Accounts.

(l) Overdue Accounts Payable. Borrower shall have paid in full and settled all overdue accounts payable required to be paid in full and settled on the Restatement Date as set forth on the Overdue Accounts Payable Schedule.

(m) Payment of Fees and Expenses. Lender shall have received all fees payable thereto on or prior to the Restatement Date and, to the extent invoiced prior to the Restatement Date, reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of Winston & Strawn LLP).

(n) Approvals. All material approvals and material consents of any Governmental Authority required in connection with the execution, delivery and performance of this Agreement and the other Loan Documents by the Loan Parties party thereto and the consummation of the Transactions shall have been obtained.

(o) General Conditions. The following:

(a) no Material Adverse Change has occurred since August 31, 2024,

(b) at the time of and immediately after giving effect to the Transactions and the making of the Initial Loans on the Restatement Date, no Event of Default or Default shall have occurred and be continuing, and

(c) the representations and warranties set forth herein and the other Loan Documents (including, without limitation, the Perfection Certificate) shall be true and correct in all material respects as of the Restatement Date, in each case, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) and except to the extent such representations and warranties are qualified by materiality or similar language (in which case such representations and warranties shall be true and correct in all respects).

(p) 2024 Exchange Agreement. Borrower shall issue Class C Units to Emblem representing 19.99% of the equity ownership interests in Borrower and agree to take all necessary actions, including scheduling a meeting to obtain a vote of Holdings’ stockholders, to approve the issuance of additional Class C Units and Class B Common Stock to Emblem cumulatively representing 49.99% of the equity ownership interests in Borrower and voting power in Holdings, approving the issuance of Class A Common Stock representing 25% of the voting power and equity interests of Holdings to Lender upon exercise of that certain Amended and Restated Warrant, dated as of the date hereof, issued by Holdings to Lender, and, at Lender’s option, approving the issuance of Class C Units and Class B Common Stock to Lender representing 25% of the equity ownership interests in Borrower and voting power in Holdings.

22. POST-CLOSING OBLIGATIONS

The Loan Parties shall comply with their obligations described in the following clauses (a) through (g), in each case, within the applicable periods of time specified therein (or such longer periods as the Lender) may agree in its sole and absolute discretion):

(a) Termination of UCC Filings. By not later than the fifth (5th) Business Day following the Restatement Date, Borrower shall have terminated (or caused the termination) of the UCC-1 financing statements identified on Annex I.

(b) Springing Account Control Agreements. By no later than the fifteenth (15th) day following the Restatement Date, the Lender shall have received Account Control Agreements, duly executed by each applicable account bank or securities intermediary, the Lender, Emblem and Borrower in respect of each Deposit Account and securities account (other than Excluded Accounts) in accordance with the requirements set forth in Section 8(c) of this Schedule.

(c) Insurance Certificates and Endorsements. By no later than the fifteenth (15th) day following the Restatement Date, the Lender shall have received customary liability insurance and property insurance endorsements naming the Lender as additional insured or loss payee, as applicable, and such other endorsements to the extent required by this Agreement in each case, with respect to the general liability and casualty insurance policies maintained by the Loan Parties and their Subsidiaries.

(d) SKU. By no later than the fifteenth (15th) day following the Restatement Date, Borrower shall have (i) established (and shall thereafter maintain at all times until the Maturity Date) co-manufacturing capacity for all stock keeping units and (ii) delivered to Lender a certificate signed by a senior financial officer of Borrower certifying the foregoing in form and substance satisfactory to Lender.

(e) Engagements. The Borrower shall have engaged each of the companies set forth on Annex E (or such other companies acceptable to Emblem) for the purposes set forth on Annex E applicable thereto, in each case by the Additional Loans Funding Date or such other date as set forth on Annex E.

(f) Required Hedges. By no later than (i) the seventh (7th) day following the Restatement Date, Borrower shall have established (and shall thereafter maintain subject to clause (iii) below) chicken price hedging arrangements pursuant to which 40% of chicken purchases over the forward looking four-month period are contracted at a fixed price reasonably acceptable to Lender, (ii) the fourteenth (14th) day following the Restatement Date, the Borrower shall have established (and shall thereafter maintain and shall thereafter maintain subject to clause (iii) below) chicken price hedging arrangements pursuant to which 60% of chicken purchases over the forward looking four-month period are contracted at a fixed price reasonably acceptable to Lender and (iii) January 1, 2025, the Borrower shall have established (and shall thereafter maintain until the Maturity Date) chicken price hedging arrangements pursuant to which 70% of chicken purchases over the forward looking twelve-month period are contracted at a fixed price reasonably acceptable to Lender.

(g) Specified Post-Closing Requirement. The Borrower shall comply with the Specified Post-Closing Requirements in all respects.

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Borrower:		Lender:

REAL GOOD FOODS, LLC		PMC FINANCIAL SERVICES GROUP, LLC

By	/s/ Timothy S. Zimmer	By	/s/ Walter E. Buttkus, III
Name:	Timothy S. Zimmer	Name:	Walter E. Buttkus, III
Title:	Chief Executive Officer	Title:	President

Holdings:

THE REAL GOOD FOOD COMPANY, INC.

By	/s/ Timothy S. Zimmer
Name:	Timothy S. Zimmer
Title:	Chief Executive Officer